 Exhibit 10.1

PCY HOLDINGS, LLC

and

LENNAR COLORADO, LLC

CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

(Sky Ranch – Phase B)

Table of Contents

1.	PURCHASE AND SALE	2
2.	PURCHASE PRICE	2
3.	PAYMENT OF PURCHASE PRICE	4
4.	SELLER’S TITLE	5
5.	SELLER OBLIGATIONS	8
6.	PRE-CLOSING CONDITIONS	12
7.	CLOSING	14
8.	CLOSINGS; CLOSING PROCEDURES	14
9.	SELLER’S DELIVERY OF TITLE	17
10.	DUE DILIGENCE PERIOD; ACCEPTANCE OF PROPERTY; RELEASE AND DISCLAIMER	19
11.	SELLER’S REPRESENTATIONS	25
12.	PURCHASER’S OBLIGATIONS	27
13.	FORCE MAJEURE	30
14.	COOPERATION	30
15.	FEES	30
16.	WATER AND SEWER TAPS; FEES; AND DISTRICT MATTERS	30
17.	HOMEOWNERS’ ASSOCIATION	34
18.	REIMBURSEMENTS AND CREDITS	34
19.	NAME AND LOGO	35
20.	RENDERINGS	35
21.	COMMUNICATIONS IMPROVEMENTS	35
22.	SOIL HAULING	36
23.	SPECIALLY DESIGNATED NATIONALS AND BLOCKED PERSONS LIST	36
24.	ASSIGNMENT	36
25.	SURVIVAL	37
26.	CONDEMNATION	37
27.	BROKERS	37
28.	DEFAULT AND REMEDIES	37
29.	GENERAL PROVISIONS	39

DEFINITIONS

“Additional Deposit” shall have the meaning set forth in Section 3(a).

“Amended Service Plans” shall have the meaning set forth in Section 4(d)(ii).

“APS Mill Levy” shall have the meaning set forth in Section 4(d)(ii).

“Architectural Review Committee” shall have the meaning set forth in Section 12(d).

“ASP” shall have the meaning set forth in Section 5(a).

“ASP Criteria” shall have the meaning set forth in Section 12(d).

“Assessment Adjustment” shall have the meaning set forth in Section 16(d).

“Authorities” and “Authority” shall have the meaning set forth in the Recitals.

“BMPs” shall have the meaning set forth in Section 29(x).

“Board” shall have the meaning set forth in Section 16(b).

“BSD Mill Levy” shall have the meaning set forth in Section 4(d)(ii).

“Builder Designation” shall have the meaning set forth in Section 8(d)(ii)(7).

“CAB” shall have the meaning set forth in Section 4(d)(i).

“CABEA” shall have the meaning set forth in Section 16(c).

“CDs” shall have the meaning set forth in Section 5(a).

“CIC Approval” shall have the meaning set forth in Section 10(a).

“Closed” shall have the meaning set forth in Section 7.

“Closing Date” shall have the meaning set forth in Section 8(b).

“Closing” shall have the meaning set forth in Section 7.

“Communication Improvements” shall have the meaning set forth in Section 21.

“Communications” shall have the meaning set forth in Section 29(j).

“Confidential Information” shall have the meaning set forth in Section 29(bb).

“Continuation Notice” shall have the meaning set forth in Section 10(a).

“Contract” shall have the meaning set forth in the Preamble.

“County” shall have the meaning set forth in the Recitals.

“County Records” shall have the meaning set forth in Section 5(a).

“Debt Mill Levy Cap” shall have the meaning set forth in Section 16(d).

“Dedications” shall have the meaning set forth in Section 18.

“Deferred Purchase Price” shall have the meaning set forth in Section 2(a).

“Deferred Purchase Price Deposit” shall have the meaning set forth in Section 5(c)(iv).

“Deposit” shall have the meaning set forth in Section 3(a).

“Design Guidelines” shall have the meaning set forth in Section 12(d).

“Development” shall have the meaning set forth in the Recitals.

“District” shall have the meaning set forth in Section 9(d).

“District Improvements” shall have the meaning set forth in Section 16(b).

“Due Diligence Period” shall have the meaning set forth in Section 10(a).

“Easement” shall have the meaning set forth in Section 21.

“Effective Date” shall have the meaning set forth in the Preamble.

“Entitlements” shall have the meaning set forth in Section 5(a).

“Environmental Claim” shall have the meaning set forth in Section 10(h).

“Environmental Laws” shall have the meaning set forth in Section 10(g).

“EPA” shall have the meaning set forth in Section 10(c).

“Escalator” shall have the meaning set forth in Section 2(b).

“Feasibility Review” shall have the meaning set forth in Section 10(a).

“Fee Cap” shall have the meaning set forth in Section 16(d).

“Filing” and “Filings” shall have the meaning set forth in the Recitals.

“Final Approval” shall have the meaning set forth in Section 5(a).

“Final Lotting Diagram” shall have the meaning set forth in Section 1.

“Final Plat” shall have the meaning set forth in Section 5(a).

“Finished Lot Improvements” shall have the meaning set forth in the Recitals.

“First Closing” shall have the meaning set forth in Section 1.

“Fourth Closing” shall have the meaning set forth in Section 1.

“GDP” shall have the meaning set forth in Section 5(a).

“General Assignment” shall have the meaning set forth in Section 8(d)(ii)(9).

“Good Funds” shall have the meaning set forth in Section 2(a).

“Government Warranty Period” shall have the meaning set forth in Exhibit C.

“Governmental Fees” shall have the meaning set forth in Section 18.

“Governmental Warranty” shall have the meaning set forth in Exhibit C.

“Hazardous Materials” shall have the meaning set forth in Section 10(g).

“Homebuyer Disclosures” shall have the meaning set forth in Section 12(e).

“Homeowners’ Association” shall have the meaning set forth in Section 17.

“Homes”, “Houses”, and “Residences” (in the singular or plural) shall have the meaning set forth in Section 12(d)(i).

“House Plans” shall have the meaning set forth in Section 12(d)(i).

“IGA” shall have the meaning set forth in Section 16(c).

“Infrastructure Improvements” shall have the meaning set forth in Section 18.

“Initial Deposit” shall have the meaning set forth in Section 3(a).

“Initial Purchase Condition” shall have the meaning set forth in Section 6(a)(i).

“Initial Purchase Price” shall have the meaning set forth in Section 2(a).

“Interchange Condition” shall have the meaning set forth in Section 6(a)(ii).

“Interchange Upgrades” shall have the meaning set forth in Section 5(b).

“Joint Improvements” shall have the meaning set forth in Section 5(c)(ii).

“Joint Improvements Memorandum” shall have the meaning set forth in Section 5(c)(ii).

“Letter of Credit” shall have the meaning set forth in Section 5(c)(iv).

“Lien Affidavit” shall have the meaning set forth in Section 4(a).

“Lot” and “Lots” shall have the meaning set forth in the Recitals.

“Lot Development Agreement” shall have the meaning set forth in the Recitals.

“Lot Development Fee Schedule” shall have the meaning set forth in Section 16(a).

“Lotting Diagram” shall have the meaning set forth in the Recitals.

“Maintenance Declaration” shall have the meaning set forth in Section 17.

“Master Commitment” shall have the meaning set forth in Section 4(a).

“Master Covenants” shall have the meaning set forth in Section 4(d)(i).

“Master Declaration” shall have the meaning set forth in Section 4(d)(i).

“Metro District Payments” shall have the meaning set forth in Section 16(b).

“New Exception Objection” shall have the meaning set forth in Section 4(b).

“New Exception Review Period” shall have the meaning set forth in Section 4(b).

“New Exceptions” shall have the meaning set forth in Section 4(b).

“NOI” shall have the meaning set forth in Section 29(x).

“Non-Government Warranty Period” shall have the meaning set forth in Exhibit C.

“Non-Government Warranty” shall have the meaning set forth in Exhibit C.

“Non-Seller Caused Exceptions” shall have the meaning set forth in Section 4(b).

“NORM” shall have the meaning set forth in Section 10(c).

v

“O&M Cap” shall have the meaning set forth in Section 16(d).

“OFAC” shall have the meaning set forth in Section 23.

“Other New Exceptions” shall have the meaning set forth in Section 4(b).

“Overex” shall have the meaning set forth in Section 10(e).

“Owner’s Affidavit” shall have the meaning set forth in Section 4(a).

“Permissible New Exceptions” shall have the meaning set forth in Section 4(b).

“Permitted Exceptions” and “Permitted Exception” shall have the meaning set forth in Section 9.

“PIF Covenant” shall have the meaning set forth in Section 9(e).

“Plat Certificate” shall have the meaning set forth in Section 4(a).

“Property” shall have the meaning set forth in the Recitals.

“Public Improvements” shall have the meaning set forth in Exhibit C.

“Purchase Price” shall have the meaning set forth in Section 2.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Parties” shall have the meaning set forth in Section 10(i).

“Purchaser’s Conditions Precedent” shall have the meaning set forth in Section 6(b).

“Purchaser’s Geotechnical Reports” shall have the meaning set forth in Section 10(e).

“Purchaser’s SWPPP” shall have the meaning set forth in Section 29(x).

“Rangeview” shall have the meaning set forth in Section 16(a).

“Regional Improvements” shall have the meaning set forth in Section 4(d)(ii).

“Regional Improvements Authority” shall have the meaning set forth in Section 16(c).

“Regional Improvements Mill Levy” shall have the meaning set forth in Section 4(d)(ii).

“Representatives” shall have the meaning set forth in Section 29(bb).

“Reservations and Covenants” shall have the meaning set forth in Section 8(c)(ii)(1).

“SDF” shall have the meaning set forth in Section 16(e)(iii).

“SDP” shall have the meaning set forth in Section 5(a).

“Second Closing” shall have the meaning set forth in Section 1.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Caused Exception” shall have the meaning set forth in Section 4(b).

“Seller Cure Period” shall have the meaning set forth in Section 4(b).

“Seller Documents” shall have the meaning set forth in Section 10(a).

“Seller Party” or “Seller Parties” shall have the meaning set forth in Section 10(h).

“Seller’s Actual Knowledge” shall have the meaning set forth in Section 11.

“Seller’s Conditions Precedent” shall have the meaning set forth in Section 6(a).

“Seller’s Representations” shall have the meaning set forth in Section 11.

“Service” shall have the meaning set forth in Section 21.

“SFD 45’ Lots” shall have the meaning set forth in the Recitals.

“Sidewalks” shall have the meaning set forth in Exhibit C.

“Sky Ranch” shall have the meaning set forth in the Recitals.

“Sky Ranch Districts” shall have the meaning set forth in Section 4(d)(ii).

“Substantially Complete” or “Substantial Completion” shall have the meaning set forth in the Lot Development Agreement.

“Survey” shall have the meaning set forth in Section 4(a).

“SWPPP” shall have the meaning set forth in Section 29(x).

“Takedown” shall have the meaning set forth in the Recitals.

“Takedown 1 Closing Date” shall have the meaning set forth in Section 8(b).

“Takedown 1 Lots” shall have the meaning set forth in the Recitals.

“Takedown 2 Closing Date” shall have the meaning set forth in Section 8(b).

“Takedown 2 Lots” shall have the meaning set forth in the Recitals.

“Takedown 3 Closing Date” shall have the meaning set forth in Section 8(b).

“Takedown 3 Lots” shall have the meaning set forth in the Recitals.

“Takedown 4 Closing Date” shall have the meaning set forth in Section 8(b).

“Takedown 4 Lots” shall have the meaning set forth in the Recitals.

“Takedown Commitment” shall have the meaning set forth in Section 4(b).

“Tap Purchase Agreement” shall have the meaning set forth in Section 16(a).

“Third Closing” shall have the meaning set forth in Section 1.

“Title Company” shall have the meaning set forth in Section 4(a).

“Title Company Indemnity” shall have the meaning set forth in Section 4(a).

“Title Objection Deadline” shall have the meaning set forth in Section 4(a).

“Title Objections” shall have the meaning set forth in Section 4(a).

“Title Policy” shall have the meaning set forth in Section 4(e).

“Townhome Lots” shall have the meaning set forth in the Recitals.

“Tree Lawns” shall have the meaning set forth in Exhibit C.

“Uncontrollable Event” shall have the meaning set forth in Section 13.

CONTRACT FOR PURCHASE
AND SALE OF REAL ESTATE

THIS CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (this “Contract”) is entered into as of the last date of the signatures hereto (the “Effective Date”), by and between PCY HOLDINGS, LLC, a Colorado limited liability company (“Seller”), and LENNAR COLORADO, LLC, a Colorado limited liability company (“Purchaser”).

RECITALS:

A.          Seller is developing a master planned residential community known as “Sky Ranch” which is located in Arapahoe County, Colorado (“County”). The Sky Ranch master planned residential community may also be referred to herein as the “Development”. The conceptual development plan and lotting diagram for Phase B of the Development (the “Lotting Diagram”) are attached hereto as Exhibit A and incorporated herein by this reference. The Development is being platted in several subdivision filings and developed in phases. Each subdivision filing is hereinafter sometimes respectively referred to as a “Filing” and collectively as “Filings”.

B.         Seller desires to sell to Purchaser, and Purchaser desires to purchase and obtain from Seller, approximately 218 platted single family residential lots (individually referred to as a “Lot” and collectively as the “Lots”) in the Development which will be finished in accordance with this Contract and which will be used for the construction of single family residential dwellings upon the terms and conditions set forth in this Contract.

C.         Seller is selling platted residential lots within the Development to multiple homebuilders, including Purchaser. The Lots to be sold by Seller and acquired by Purchaser that are located within the Development shall be hereinafter collectively referred to as the “Property.” The Lots will be conveyed at one or more Closings as more particularly provided herein and each such Closing may be referred to herein as a “Takedown.” The Lots which are to be conveyed at the first Closing shall be sometimes hereinafter collectively referred to as the “Takedown 1 Lots”; the Lots which are to be conveyed at the second Closing shall be sometimes hereinafter collectively referred to as the “Takedown 2 Lots”; the Lots which are to be conveyed at the third Closing shall be sometimes hereinafter collectively referred to as the “Takedown 3 Lots”; and the Lots which are to be conveyed at the fourth Closing shall be sometimes hereinafter collectively referred to as the “Takedown 4 Lots”.

D.         As of the Effective Date, the Lots have not been subdivided pursuant to a recorded final subdivision plat. The number and location of the Lots to be acquired by Purchaser are generally depicted on the Lotting Diagram. The precise number, dimension and location of the Lots will be established at the time the subdivision plat for such Lots is approved by the County and/or any other relevant governmental authority (the County any other governmental entity or authority may be referred to herein collectively as the “Authorities”, and each an “Authority”). As of the Effective Date, the parties anticipate that Purchaser will acquire approximately:

•	102 Lots that are approximately 22 feet wide by approximately 90 feet deep for the construction of alley loaded townhomes (“Townhome Lots”); and

•	116 Lots that are approximately 45 feet wide by approximately 110 feet deep for the construction of detached single family homes (“SFD 45’ Lots”).

E.          Following Purchaser’s acquisition of Lots, Seller will construct certain infrastructure improvements for the Lots as described on Exhibit C attached hereto (the “Finished Lot Improvements”) pursuant to a lot development agreement executed by Seller and Purchaser in the form set forth on Exhibit E (“Lot Development Agreement”).

AGREEMENT:

1.          Purchase and Sale. The Property shall be purchased at four (4) Closings. Subject to the terms and conditions of this Contract, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on or before the dates set forth in Section 8(b) below, the Lots in each Takedown, as generally depicted on the Lotting Diagram and as follows:

At the Takedown 1 Closing (“First Closing”), twenty-four (24) Townhome Lots, and thirty (30) SFD 45’ Lots;

At the Takedown 2 Closing (“Second Closing”), eighteen (18) Townhome Lots, and forty-six (46) SFD 45’ Lots;

At the Takedown 3 Closing (“Third Closing”), twenty-eight (28) Townhome Lots, and twenty-four (24) SFD 45’ Lots; and

At the Takedown 4 Closing (“Fourth Closing”), thirty-two (32) Townhome Lots, and sixteen (16) SFD 45’ Lots.

Notwithstanding the foregoing, however, the parties acknowledge and agree that the Parties shall negotiate during the Due Diligence Period to reach agreement on a mutually acceptable site plan for the Lots (“Final Lotting Diagram”) and that the exact number and location of the Lots within each Takedown are subject to adjustment based upon the approval by the Authorities of the Final Plat (as hereinafter defined) that includes the Lots to be acquired by Purchaser at each Takedown. The precise number, dimension (subject to the provisions of this Contract), location and legal description of the Lots will be established at the time the Final Plat for such Lots is approved by the County and/or any other Authority, and upon approval of each such Final Plat the parties shall execute an amendment to this Contract setting forth the legal description of those Lots included in the approved Final Plat.

2.          Purchase Price. The purchase price to be paid by Purchaser to Seller for each Lot (the “Purchase Price”) shall consist of the Initial Purchase Price (as hereinafter defined) and the Deferred Purchase Price (as hereinafter defined). The Purchase Price for each Lot shall be calculated as provided in the following Section 2(a) and shall be subject to adjustment as provided in Section 2(b) below:

(a)         Purchase Price Payments. For each Lot, the Purchase Price shall be the sum of the “Initial Purchase Price” of: (i) Twenty Thousand and 00/100 Dollars ($20,000.00) per Townhome Lot, and (ii) Twenty-Nine Thousand and 00/100 Dollars ($29,000.00) per SFD 45’ Lot, paid by Purchaser to Seller by wire transfer or other immediately available and collectible funds (“Good Funds”), and the “Deferred Purchase Price” of (A) Forty Thousand and 00/100 Dollars ($40,000.00) per Townhome Lot, and (B) Fifty-Eight Thousand and 00/100 Dollars ($58,000.00) per SFD 45’ Lot, paid by Purchaser to Seller in Good Funds, for a total of (1) Sixty Thousand and 00/100 Dollars ($60,000.00) per Townhome Lot and (2) Eighty-Seven Thousand and 00/100 Dollars ($87,000.00) per SFD 45’ Lot (subject to adjustment as hereinafter provided in Section 2(b) of this Contract). As more particularly described in Section 5(c)(iv), below, the Deferred Purchase Price for the Lots acquired by Purchaser at the First Closing shall be secured by a letter of credit delivered by Purchaser into escrow at the First Closing, the Deferred Purchase Price for the Lots acquired by Purchaser at the Second Closing shall be secured by a letter of credit delivered by Purchaser into escrow at the Second Closing, the Deferred Purchase Price for the Lots acquired by Purchaser at the Third Closing shall be secured by a letter of credit delivered by Purchaser into escrow at the Third Closing, and the Deferred Purchase Price for the Lots acquired by Purchaser at the Fourth Closing shall be secured by a letter of credit delivered by Purchaser into escrow at the Fourth Closing.

(b)         Purchase Price Escalator. Any and all portions of the Purchase Price of each Lot that is to be paid after the occurrence of the First Closing will increase by an amount equal to the amount of simple interest that would accrue thereon for the period elapsing between the date that the First Closing occurs until the date such amount is paid, at a per annum rate equal to four percent (4%) per annum (the “Escalator”). The Escalator applies to both the Initial Purchase Price and the Deferred Purchase Price. By way of example and for clarification purposes only, if the Purchase Price of a Lot at the Closing of the Takedown 1 Lots is $60,000 then at a subsequent Closing occurring twelve (12) months (365 days) following the date of the closing of the Takedown 1 Lots, the Purchase Price for the same type of Lot at such subsequent Closing will be $62,400.00, which is calculated as follows: $60,000 + ($60,000 x .04) = $62,400.00. If the Initial Purchase Price for such Lot to be acquired at the subsequent closing is $20,000, then the Initial Purchase Price for such Lot to be paid at the subsequent closing will be $20,800 [calculated as follows: $20,000 + ($20,000 x .04) = $20,800.00]. Likewise, if one-half of the Deferred Purchase Price of a Lot acquired at the closing of the Takedown 1 Lot is due and payable twenty-four (24) months following the date of the closing of the Takedown 1 Lots then one-half of the Deferred Purchase Price that will be due and payable will be $21,600 [calculated as follows: $20,000 + ($20,000 x .04) + ($20,000 x .04) = $21,600.00].

3.           Payment of Purchase Price. The Purchase Price for each of the Lots, as determined pursuant to Section 2 above, shall be payable as follows:

(a)         Earnest Money Deposit. Within five (5) business days following the Effective Date, Purchaser shall deliver to the Title Company (as defined in Section 4(a) hereof) an earnest money deposit in the amount of $243,180.00 (the “Initial Deposit”). At the end of the Due Diligence Period and within five (5) business days after delivery of the Continuation Notice (as hereinafter defined), Purchaser shall deliver to Title Company an additional deposit in the amount of $243,180.00 (the “Additional Deposit”). The Initial Deposit and the Additional Deposit and all interest earned thereon shall be referred to herein as the “Deposit”. The Title Company will act escrow agent and invest the Deposit in a federally insured institution at the highest money market rate available. The Deposit shall be paid in Good Funds. The Deposit shall be applied on a pro- rata basis to the Initial Purchase Price due at each Closing. If this Contract is terminated prior to the expiration of the Due Diligence Period for any reason, the Initial Deposit shall be refunded to Purchaser. If this Contract is terminated after the Due Diligence Period and prior to the Deposit being fully applied to the Purchase Price at the last Closing, the unapplied portion of the Deposit shall be paid to Seller, except in the case of a termination of this Contract pursuant to a provision that expressly entitles Purchaser to a refund of the Deposit as provided elsewhere herein.

(b)          Initial Purchase Price. That portion of the Purchase Price for each Lot that is identified as the Initial Purchase Price and calculated as provided in Section 2 above shall be paid by Purchaser to Seller in Good Funds at the Closing that is applicable to the Lot.

(c)           Deferred Purchase Price. That portion of the Purchase Price for each Lot that is identified as the Deferred Purchase Price in Section 2 above is due and payable by Purchaser to Seller, as provided in and pursuant to the terms of the Lot Development Agreement.

4.           Seller’s Title.

(a)          Preliminary Title Commitment. Within ten (10) days after the Effective Date, Seller shall furnish to Purchaser, at Seller’s expense, a current commitment for a Title Policy (as defined below) for the Property (the “Master Commitment”) issued by Land Title Guarantee Company (“Title Company”) as agent for First American Title Insurance Company, together with copies of the instruments listed in the schedule of exceptions in the Master Commitment. If the Master Commitment contains any exceptions from coverage which are unacceptable to Purchaser, then Purchaser shall object to the condition of the Master Commitment in writing (“Title Objections”) within twenty (20) days after the Effective Date (the “Title Objection Deadline”). Upon receipt of the Title Objections, Seller may, at its option and at its sole cost and expense, clear the title to the Property of the Title Objections within five (5) days after the Title Objection Deadline. In the event Seller does not timely elect to clear the title to the Property of the Title Objections, then prior to the expiration of the Due Diligence Period, Purchaser, as its sole remedy, may elect (i) to terminate this Contract, in which event the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 12(c) below; or (ii) to waive such objections and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the title matters as to which its Title Objections have been waived. If Purchaser fails to provide the Title Objections prior to the expiration of the Title Objection Deadline, Purchaser shall be deemed to have elected to waive any objections to title matters set forth in the Master Commitment. If Purchaser fails to notify Seller of its election to terminate this Contract or waive it objections, Purchaser shall be deemed to have elected to waive its objections to any title matter that Seller has failed or elected not to cure. Seller shall release at or prior to the applicable Closing any monetary lien that Seller caused or created against the Property with respect to that portion of the Property to be acquired at a particular Closing other than non-delinquent real estate taxes and assessments and Permitted Exceptions, and such monetary liens shall not constitute Permitted Exceptions (as hereinafter defined). At each Closing, without the need for Purchaser to object to the same in Purchaser’s Title Objections, Seller shall execute and deliver the Title Company’s standard form mechanic’s lien affidavit (the “Lien Affidavit”) in connection with the standard printed exception for liens arising against the Lots purchased at the Closing for work or materials ordered or contracted for by Seller, and to the extent required by the Title Company a commercially reasonable indemnity agreement (the “Title Company Indemnity”), provided, however, if Purchaser determines during the Due Diligence Period that the Title Company refuses or is unwilling to delete the standard printed exception for liens as part of extended coverage despite Seller’s offer to execute and deliver the Lien Affidavit and Title Company Indemnity, then Purchaser will have the right to terminate this Contract on or before the expiration of the Due Diligence Period whereupon the Initial Deposit will be returned to Purchaser, or Purchaser may proceed with the Closing in which event the Title Policy will contain, and the Lots will be conveyed subject to, the standard printed exception for liens unless the Title Company agrees thereafter to delete such lien exception, however, the Purchaser shall have no further termination rights if the Title Company does not agree to do so. If the Title Company agrees during the Due Diligence Period to delete the standard printed exception for liens as part of extended coverage and thereafter the Title Company refuses to delete the exception for liens based on Seller’s offer to execute and deliver the Lien Affidavit and Title Company Indemnity, then such exception shall be deemed a Non-Seller Caused Exception (as hereinafter defined) to which Purchaser shall have the right to object pursuant to Section 4(b). Seller shall request that the Takedown Commitment (as hereinafter defined) provide for the deletion of the other standard printed exceptions from the Title Policy (provided that Seller’s only obligation with respect thereto shall be (i) to provide a copy of Seller’s existing survey (“Survey”), if any, of the land that contains the Lots, obtain and furnish, at Purchaser’s sole cost and expense, a plat certification issued by a licensed surveyor (“Plat Certificate”) if and to the extent a Plat Certificate is required by the Title Company as a requirement to delete the standard survey exception, (ii) to execute the Title Company’s standard form seller-owner final affidavit and agreement as reasonably modified by Seller and as to Seller’s acts only if such affidavit is required by the Title Company for the purpose of deleting any exception for parties in possession (“Owner’s Affidavit”), and (iii) to execute the Title Company’s Lien Affidavit with respect to Seller’s acts, in form and substance reasonably acceptable to Seller). Seller has no obligation to provide a new Survey or to update any existing Survey.

(b)          Subsequently Disclosed Exceptions. Not less than fifteen (15) days prior to the each Closing, Seller shall cause the Title Company to issue an updated title commitment for that portion of the Property to be acquired at such Closing (each a “Takedown Commitment”), together with copies of any additional instruments listed in the schedule of exceptions which are not reflected in the Master Commitment furnished pursuant to Section 4(a) above or in any prior Takedown Commitment. Additional items disclosed by a Takedown Commitment or by an amendment to the Master Commitment that affect title to the subject Property are referred to as “New Exceptions”. New Exceptions affecting title to the subject Property that are allowed by the provisions of this Contract are referred to as “Permissible New Exceptions” and all other New Exceptions are referred to as “Other New Exceptions”. Purchaser has no right to object to any Permissible New Exception. Other New Exceptions which do not materially adversely affect title to, or use of, a Lot, as reasonably agreed upon by the parties, shall also be Permissible New Exceptions. Purchaser shall have a period of seven (7) days from the date of its receipt of such Takedown Commitment or amendment to the Master Commitment and a copy of the New Exceptions (the “New Exception Review Period”) to review and to approve or disapprove any Other New Exceptions. If any Other New Exception is unacceptable to Purchaser, Purchaser shall object to such Other New Exception(s) in writing prior to the expiration of the New Exception Review Period (the “New Exception Objection”). Upon receipt of the New Exception Objection, Seller shall cure the New Exception Objection (by deletion, insuring over or endorsement) to the extent that such Other New Exception was caused or created by Seller and is not otherwise permitted by this Contract (“Seller Caused Exception”). If the New Exception Objection relates to an Other New Exception that was not caused by Seller (“Non-Seller Caused Exception”), Seller may, at its sole discretion, cure the New Exception Objection, within fifteen (15) days of receipt of the New Exception Objection (“Seller Cure Period”) and the applicable Closing Date will be extended to accommodate the Seller Cure Period. In the event Seller fails, or elects not to cure a Non-Seller Caused Exception within such fifteen (15)-day period, the Purchaser, as its sole remedy, may elect within five (5) days after the end of the Seller Cure Period either: (i) to terminate this Contract in its entirety, in which event that portion of the Deposit not previously applied to the Purchase Price at a Closing, shall be refunded to Purchaser and the parties shall have no further rights or obligations under this Contract; or (ii) to waive such objection and proceed with the applicable Takedown, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentences within five (5) days after the expiration of the Seller Cure Period (i) Purchaser shall be deemed to have elected to waive its objections as described in the preceding sentences regarding such items, and (ii) all such items shall be deemed to be Permitted Exceptions.

(c)         Permitted Exceptions; Additional Easements. Seller shall convey title to the Lots included in each Takedown of the Property to Purchaser at the Closing for such Takedown subject to the Permitted Exceptions described in Section 9 hereof. Prior to each Closing, Seller shall have the right to convey, subject to the limitations set forth below and those Reservations and Covenants (as hereinafter defined) as set forth on Exhibit B, attached hereto, additional easements as Permissible New Exceptions to utility and cable service providers, governmental or quasi- governmental Authorities, metropolitan, water and sanitation districts, homeowners associations or property owners associations or other entities that serve the Development or adjacent property for construction of utilities and other facilities to support the Development or such adjacent property, including but not limited to sanitary sewer, water lines, electric, cable, broad-band and telephone transmission, storm drainage and construction access easements across the Property not yet acquired by Purchaser, allowing Seller or its assignees the right to install and maintain sanitary sewer, water lines, cable television, broad-band, electric, telephone and other utilities on the Property and on the adjacent property owned by Seller and/or its affiliates, and further, to accommodate storm drainage from the adjacent property. Seller shall promptly advise Purchaser of any such easements and provide copies of the same to Purchaser for its reasonable review. Such easements shall (i) allow installation of such customary and reasonable above-grade appurtenances which do not materially interfere with Purchaser’s use of a Lot, (ii) require the restoration of any surface damage or disturbance caused by the exercise of such easements, (iii) not be located within the building envelope of any Lot, and (iv) not materially detract from the value, use or enjoyment of (A) the Lots affected or the remaining portion of the Property on which such easements are to be located, or (B) any adjoining property of Purchaser, as more particularly set forth in the Reservations and Covenants.

(d)        Master Covenants; Regional Improvements Mill Levy.

(i)          Master Covenants. The Lots to be acquired pursuant to this Contract shall be, prior to each Closing, made subject to the Covenants, Conditions and Restrictions for Sky Ranch recorded in the County Records on August 10, 2018, at Reception No. D8079588 (the “Master Declaration”). The Master Declaration, together with any supplemental declarations which have been, or may in the future be, recorded against the Property for the limited purpose of subjecting the Property to the provisions of the Master Declaration (or for other purposes as approved in accordance with Sections 4(a) or 4(b), above) shall be collectively referred to as the “Master Covenants”. The Master Covenants are administered by the Sky Ranch Community Authority Board (“CAB”) and shall be a Permitted Exception (as hereinafter defined). Seller shall provide to Purchaser for its review, a copy of the Master Covenants as part of the Seller Documents (as hereinafter defined). Seller shall be permitted to revise or supplement the Master Covenants at any time before the First Closing under this Contract without the consent of Purchaser but with prior notice and copies of same to Purchaser; provided, that any such revision has no material adverse effect on the Lots acquired or to be acquired by Purchaser.

(ii)          Regional Improvements Mill Levy. The Sky Ranch Metropolitan Districts Nos. 3, 4 and 5 (the “Sky Ranch Districts”) petitioned the County and, on December 8, 2020, the County approved Amended and Restated Service Plans for the Sky Ranch Districts (“Amended Service Plans”). In connection with Seller’s delivery of the Seller Documents to Purchaser, Seller shall deliver to Purchaser a copy of the Amended Service Plans. Pursuant to the Amended Service Plans, each Sky Ranch District is authorized to provide for the planning, design, acquisition, construction, installation, relocation and/or redevelopment and to contribute to the funding of certain regional improvements serving the Development and other properties, and to fund the administration, overhead and operations and maintenance costs related to the provisions of such regional improvements. The regional improvements include, without limitation, the freeway interchange at Interstate I-70/Airpark Frontage Road adjacent to the Development, 6th Avenue, Monaghan St., Alameda Avenue, Hayesmount, and stormwater channel improvements along Monaghan and the First Avenue Tributaries to First Creek (collectively, the “Regional Improvements”). The Regional Improvements may be funded, in part, with revenue generated by the Sky Ranch Districts’ imposition of a mill levy that is a subset of the Sky Ranch Districts’ operations and maintenance mill levy to plan, design, acquire, construct, install, relocate and/or redevelop, and for the administration, overhead and operations and maintenance costs incurred with respect to the Regional Improvements (the “Regional Improvements Mill Levy”). The Regional Improvements Mill Levy shall be calculated, in any year, as the difference between the Aurora Public Schools mill levy (“APS Mill Levy”) and the Bennett School District 29J mill levy (“BSD Mill Levy”). The Debt Mill Levy Cap of 55.664 mills as set forth in the Amended Service Plans does not apply to each Sky Ranch District’s ability to increase its Regional Improvements Mill Levy as necessary for provision of the Regional Improvements. The Sky Ranch Districts are authorized to share the revenue generated by the imposition of the Regional Improvements Mill Levy in order to provide a source of funding for the construction and operation of the Regional Improvements and may pledge such revenue generated by the imposition of the Regional Improvements Mill Levy to the repayment of bonds issued by another governmental entity.

(e)          Title Policy. Within a reasonable time after each Closing, Seller, at its expense, shall cause the Title Company to deliver a Form 2006 ALTA extended coverage owner’s policy of title insurance (“Title Policy”), insuring Purchaser’s title to the Property conveyed at such Closing, pursuant to the applicable Takedown Commitment and subject only to the Permitted Exceptions, together with such endorsements as Purchaser may request and which the Title Company agrees to issue during the Due Diligence Period, and shall pay the premium for the basic policy at such Closing. The Title Policy shall provide insurance in an amount equal to the Purchase Price for all Lots purchased at such Closing. At each Closing, Seller shall offer to execute and deliver a Lien Affidavit and an Owner’s Affidavit, and shall obtain and furnish a Plat Certificate, as necessary. Purchaser shall pay any fees charged by the Title Company to delete the standard pre-printed exceptions. Purchaser shall pay for the premiums for any endorsements requested by Purchaser, except that Seller shall pay for any endorsements that Seller agrees to provide in order to cure a Title Objection.

5.            Seller Obligations. Seller shall have the following obligations:

(a)          Entitlements.

(i)          Platting and Entitlements. Seller shall be responsible, at Seller’s sole cost and expense, for preparing and processing in a commercially reasonable manner and timeframe, and diligently pursuing and obtaining Final Approval (as defined below) from the County and any other appropriate Authority and recording in the records of the Clerk and Recorder of the County (the “County Records”), as may be required, the following: (A) a preliminary plat; (B) a general development plan (“GDP”); (C) a specific development plan that includes the Property (“SDP”); (D) an administrative site plan (“ASP”) and final subdivision plat (or plats) for each Filing within the Property (each a “Final Plat”); (E) the public improvement construction plans for all improvements relating to each Final Plat (“CDs”); and (F) one or more development or subdivision improvement agreements associated with the Final Plats and other similar documentation required by the Authorities in connection with approval of the Final Plat(s) and CDs (collectively, the “Entitlements”). The Entitlements shall substantially comply with the Final Lotting Diagram, and shall provide that Phase B of the Development contains approximately 834 lots with the Lots being of the number, type, and dimension as set forth above in Recital D (after taking into consideration applicable setbacks), and the Entitlements shall not impose new or additional requirements upon Purchaser which increase (or could be expected to increase) the construction cost for a Home on any Lot by more than $3,000 or which materially adversely affect Purchaser’s ability to construct a Home on any Lot. Seller shall use commercially reasonable efforts to have the Entitlements for each Takedown, respectively, approved by the Authorities and recorded as necessary in the County Records with all applicable governmental or third-party appeal and/or challenge periods applicable to an approval decision of the County Board of Commissioners or County Planning Commission having expired without any appeal then-pending (“Final Approval”). Seller covenants to comply with the Surface Development Notification Act, C.R.S. § 24-65.5-101, et seq., with respect to minerals and applications for Final Approvals of the Entitlements. Seller shall use commercially reasonably efforts to obtain Final Approval of the Entitlements applicable to the Takedown 1 Lots on or before that date which is nine (9) months after the expiration of the Due Diligence Period, as such period may be extended pursuant to this Section 5(a)(i), or as a result of delays resulting from Uncontrollable Events. If Final Approval of the Entitlements applicable to the Takedown 1 Lots has not been achieved as aforesaid on or before nine (9) months after the expiration of the Due Diligence Period (subject to delays resulting from Uncontrollable Events), then either party, in its discretion, shall have the right to extend the date for obtaining such Final Approval for a period not to exceed an additional six (6) months by providing written notice to the other party prior to the expiration of such nine (9) month period (or such later date as the same may have been previously extended). If Seller has not secured such Final Approval of the Entitlements applicable to the Takedown 1 Lots by the expiration of the initial nine (9) month period (subject to delays resulting from Uncontrollable Events) and neither party exercises such six-month extension, this Contract shall automatically terminate and each party hereto shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser. If either party extends the time period for obtaining Final Approval of the Entitlements applicable to the Takedown 1 Lots, then during such extended time period Seller shall continue to use commercially reasonable efforts to obtain Final Approval of such Entitlements, and failing which, Seller shall not be in default of its obligations under this Contract (unless Seller failed to use commercially reasonable efforts to obtain Final Approval of such Entitlements), and this Contract shall automatically terminate in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser. During the Entitlement process, Seller shall keep Purchaser reasonably informed of the process and the anticipated results therefrom and provide Purchaser with copies of those Entitlement documents as submitted to the County and other documentation reasonably requested by Purchaser relating to same. Purchaser, at no material cost to Purchaser (other than costs incurred to obtain services that could reasonably be performed or provided in- house), shall reasonably cooperate with Seller in Seller’s efforts to obtain Final Approval of the Entitlements by the County.

(ii)        Lot Minimums for each Takedown. The Final Plat(s) for the Property and the Lots are anticipated to be in a form which is substantially consistent with the Final Lotting Diagram, subject to changes made necessary by the Authorities and/or final engineering decisions which are necessary to properly engineer, design, and install the improvements in accordance with the requirements of the County and other applicable Authorities.

(iii)       Recordation of Final Plat. At or before each Closing, Seller shall cause to be recorded, in the County Records, the Final Plat that includes the Lots that are to be purchased at such Closing. Seller shall be responsible for providing to the County all payments and any bond or other financial assurance that is required by the County to record each Final Plat, whether such amounts are paid before or after recordation each Final Plat. This Section shall survive the applicable Closing.

(b)        Interchange Obligations. As of the Effective Date, the existing entitlements for the Development state that no more than 774 building permits may be issued for the Development until the Freeway Interchange is upgraded. The foregoing building permit provision may affect the ability of Purchaser and the other builders within Phase B to obtain building permits on the Lots acquired after the First Closing under this Contract and after the initial closings under the other builder contracts. Seller is currently working with the County, CDOT, and other stakeholders to identify interim upgrades to the Freeway Interchange that, if implemented, would increase the number of building permits available within the Development to accommodate all Lots subject to this Contract and the other building contracts within Phase B (the “Interchange Upgrades”).

(c)          Finished Lot Improvements/Lot Development Agreement.

(i)         At the First Closing, Purchaser and Seller shall enter into the Lot Development Agreement in the form attached hereto as Exhibit E, regarding Seller’s obligations to construct and install the Finished Lot Improvements as described on Exhibit C attached hereto.

(ii)         The Lot Development Agreement includes, without limitation, provisions that provide for the following: (A) the payment of the Deferred Purchase Price by Purchaser as follows: for each Takedown, one-half of the Deferred Purchase Price for the Lots in that Phase shall be paid to Seller upon Substantial Completion of that portion of the Finished Lot Improvements consisting of the water and sanitary sewer infrastructure, as set forth on Exhibit E to the Lot Development Agreement, which is necessary to serve the Lots in that Phase, and the remaining one-half of the Deferred Purchase Price for the Lots in that Phase shall be paid to Seller upon Substantial Completion of the balance of Finished Lot Improvements that serve that Phase to the extent necessary to obtain building permits; (B) Seller’s and/or the District’s obligation to post surety as required by the County in connection with such Phases; (C) provisions regarding Seller’s and/or the District’s agreements with the contractors who will construct the Finished Lot Improvements; (D) Seller’s and/or the District’s warranty obligations, as provided on Exhibit C; (E) Seller’s obligation to obtain lien waivers and to discharge mechanics liens related to construction of the Finished Lot Improvements; (F) Purchaser’s step-in rights following a Seller and/or District Event of Default (as such term is defined in the Lot Development Agreement) under the Lot Development Agreement; and (G) a license from Purchaser to permit construction of the Finished Lot Improvements and performance of other related activities on the Lots. If the parties are unable to agree on the form of Lot Development Agreement before the expiration of the Due Diligence Period, either Party shall have the right to terminate this Contract and upon such termination, the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below. The Seller, Purchaser, other builder(s) affected by any improvements to be constructed under the Lot Development Agreement that serve or benefit the Lots and other property that is to be acquired by such other builder(s) (the “Joint Improvements”) and the Title Company will, at the First Closing execute a “Joint Improvements Memorandum” that describes the rights and obligations of Seller, Purchaser, such other builder(s) and Title Company and such document will supplement the Lot Development Agreement regarding the installation and construction of any Joint Improvements. The form of the Joint Improvements Memorandum is attached to the Lot Development Agreement as Exhibit F thereto.

(iii)       After obtaining Final Approval of all necessary Entitlements for the applicable Lots, Seller acting as the Constructing Party (as defined in the Lot Development Agreement) under the Lot Development Agreement shall commence and diligently pursue Substantial Completion, or cause to be Substantially Completed, for the Lots being purchased and acquired by Purchaser at each Closing, subject to delays resulting from Uncontrollable Events or any force majeure events provided for in the Lot Development Agreement, the Finished Lot Improvements in accordance with the phasing, provisions and schedules of the Lot Development Agreement and all applicable laws, codes, regulations and governmental requirements for the Lots. Seller will notify Purchaser when each phase of the Finished Lot Improvements have been Substantially Completed. Seller’s failure to comply with the foregoing covenant shall not constitute a default hereunder unless and until such failure shall constitute an Event of Default (as defined in the Lot Development Agreement) under the Lot Development Agreement.

(iv)        In order to secure Purchaser’s obligation (following each Closing) to pay the Deferred Purchase Price in accordance with the terms of this Contract and the payment schedule set forth in the Lot Development Agreement, as described in Section 5(c) of this Contract, at each Closing Purchaser shall deliver to Title Company (acting as escrow agent), either (a) a letter of credit with Title Company as the beneficiary, in a form reasonably agreeable to Seller and issued by either Fidelity Guaranty and Acceptance Corp., a Delaware corporation or another financial institution reasonably agreeable to Seller if Purchaser elects in its sole discretion not to use Fidelity Guaranty and Acceptance Corp. (the “Letter of Credit”), or (ii) a cash payment (a Letter of Credit and the cash payment each constitute a “Deferred Purchase Price Deposit”). If Purchaser is using a Letter of Credit, Purchaser shall deliver the draft form thereof to Seller within ten (10) business days after the Effective Date and the parties shall use commercially reasonable efforts to agree on the form of the same prior to the expiration of the Due Diligence Period and such agreed-upon form shall be incorporated herein by an amendment to this Contract. The Deferred Purchase Price Deposit shall be in an amount equal to the sum of the Deferred Purchase Price for all of the Lots acquired by Purchaser at such Closing plus, for the Takedown 2 Lots, the Takedown 3 Lots, and the Takedown 4 Lots, the Escalator thereon calculated pursuant to Section 2(b). Title Company shall hold and maintain the Deferred Purchase Price Deposit pursuant to the Lot Development Agreement in an escrow account established by Title Company for the benefit of Seller and Purchaser. A Letter of Credit that is posted as the Deferred Purchase Price Deposit for a Closing shall remain in place until the final payment of the Deferred Purchase Price applicable to such Closing has been made to the Seller following Substantial Completion of the Finished Lot Improvements which serve the Lots acquired by Purchaser at such Closing. The Letter of Credit shall provide that if a Letter of Credit is scheduled to expire prior to the Substantial Completion of all of such Lots, and Purchaser has not renewed the Letter of Credit no later than fourteen (14) days prior to the expiration date thereof, Title Company is authorized and directed to draw down the full amount of the Letter of Credit and deposit such funds in escrow to be used solely for the payment of any unpaid Deferred Purchase Price. The Letter of Credit may provide that it may be reduced from time to time to the extent of payments of the Deferred Purchase Price made by Purchaser for Finished Lot Improvements in accordance with the terms, including the payment schedule, set forth in the Lot Development Agreement and Section 5(c) of this Contract. The Letter of Credit for each Closing shall be returned to Purchaser, together with an executed reduction certificate reducing the face amount thereof to $0.00, upon payment in full of the Deferred Purchaser Price for all of the Lots in such Closing. A cash payment that is deposited as the Deferred Purchase Price Deposit for a Closing will be drawn down and disbursed by the Title Company to Seller from time to time to the extent of payments of the Deferred Purchase Price made by Purchaser for Finished Lot Improvements in accordance with the terms, including the payment schedule, set forth in the Lot Development Agreement and Section 5(c) of this Contract. Failure by Purchaser to pay any portion of the Deferred Purchase Price that is secured by a Letter of Credit when the same shall become due and payable, provided that if such failure continues for a period of ten (10) days after the delivery of written notice thereof from Seller to Purchaser, shall entitle Seller to enforce the collection of the delinquent Deferred Purchase Price by drawing upon the Letter of Credit or having the Title Company draw upon the Letter of Credit, and in either event the funds so drawn shall be paid to Seller as payment of any unpaid Deferred Purchase Price and such failure to pay shall be deemed cured. If Seller or Title Company is unable to draw upon the Letter of Credit, or Purchaser otherwise fails to pay the Deferred Purchase Price, Seller may protect and enforce its rights under this Contract pertaining to payment of the Deferred Purchase Price by (i) such suit, action, or special proceedings, including proceedings for specific performance of any such payment obligation or for the recovery of actual damages (excluding consequential, punitive, or similar damages) related to Purchaser’s failure to pay all or any portion of the Deferred Purchase Price, and (ii) enforcing Seller’s lien rights under the Lot Development Agreement, in either case pursuant to the applicable provisions set forth in this Contract and the Lot Development Agreement. Seller’s remedies are non-exclusive. The foregoing provisions regarding the Letter of Credit as security for payment of the Deferred Purchase Price shall be included in the Lot Development Agreement in the form of escrow instructions.

6.            Pre-Closing Conditions.

(a)          Seller’s Conditions. It shall be a condition precedent to Seller’s obligation to close each Takedown, that the following conditions (“Seller’s Conditions Precedent”) have been satisfied:

(i)         Purchaser and other homebuilders are under contract to purchase at least 250 of the Lots in Phase B, and close the initial purchase of lots under some or all of such purchase and sale agreements as determined by Seller simultaneously (the “Initial Purchase Condition”).

(ii)         Provided that Seller shall have used commercially reasonable, good faith efforts in connection therewith, Seller shall have satisfied, or both parties are reasonably certain that Seller will be able to satisfy, its obligations with respect to the Interchange Upgrades, on or before the Substantial Completion Deadline (as set forth in the Lot Development Agreement) for such Takedown, such that Purchaser shall not be prevented from obtaining building permits to construct Houses on Lots acquired at such Takedown no later than the applicable Substantial Completion Deadline (the “Interchange Condition”) and will not be prevented from obtaining certificates of occupancy for such Houses, solely as a result of Seller’s failure to timely satisfy the Interchange Condition.

Seller agrees to use commercially reasonable, good faith efforts to timely satisfy the Seller’s Conditions Precedent. If for any reason other than Seller’s default or Seller’s fault or exercise of its discretion, either Seller’s Condition Precedent is not satisfied on or before a Closing Date, Seller may elect to: (1) terminate this Contract solely with respect to the applicable Takedown by giving written notice to Purchaser at least ten (10) days prior to such Closing; (2) waive the unsatisfied Seller’s Condition(s) Precedent and proceed to the applicable Closing (provided, however, that such waiver shall not apply to any subsequent Closings); or (3) extend the applicable Closing Date for a period not to exceed ninety (90) days by giving written notice to Purchaser on or before the applicable Closing Date, during which time Seller shall use commercially reasonable, good faith efforts to cause such unsatisfied Seller’s Conditions Precedent to be satisfied. If Seller elects to extend any Closing Date and the unsatisfied Seller’s Condition Precedent is not satisfied on or before the last day of the 90-day extension period for any reason other than Seller’s fault or exercise of its discretion, then Seller shall elect within five (5) business days after the end of such extension period to either terminate this Contract solely with respect to the applicable Takedown or waive the unsatisfied Seller’s Condition(s) Precedent and proceed to the applicable Closing. In the event Seller terminates this Contract pursuant to this Section 6(a), that portion of the Deposit made by Purchaser that has not been applied to the Purchase Price for Lots already acquired by Purchaser shall be returned to Purchaser. Failure to give a termination notice as described above shall be an irrevocable waiver of Seller’s right to terminate this Contract as to the affected Takedown pursuant to this Section 6(a).

(b)          Purchaser’s Conditions. It shall be a condition precedent to Purchaser’s obligation to close each Takedown, that the following conditions (“Purchaser’s Conditions Precedent”) have been satisfied:

(i)          Final Approval of the Entitlements for the applicable Takedown by the County and all other applicable Authorities and recordation in the County Records of the Final Plat for the Lots to be acquired at such Takedown and such other Entitlements, as may be required by the County, on or before the applicable Closing Date, as the same may be extended.

(ii)         Seller shall have satisfied, or both parties are reasonably certain that Seller will be able to satisfy, the Interchange Condition, such that Purchaser shall not be prevented from obtaining building permits for such Lots no later than the applicable Substantial Completion Deadline (as set forth in the Lot Development Agreement) and will not be prevented from obtaining certificates of occupancy for such Houses solely as a result of Seller’s failure to timely satisfy the Interchange Condition.

(iii)        Seller’s representations and warranties set forth herein shall be materially true and correct as of the applicable Closing.

(iv)        Rangeview will have delivered to Purchaser, in accordance with the Tap Purchase Agreement, reasonable evidence that the Lots have water and sewer tap commitments sufficient for Purchaser’s intended build-out of the Lots, subject to the payment of tap fees as set forth in the Tap Purchase Agreement.

(v)        No state, County, city, public school district, or other Authority shall have declared or implemented any moratorium or other limitation on: (a) the issuance permits for the construction of infrastructure to serve the Lots, building permits for the construction of houses or certificates of occupancy for those houses; (b) the purchase of sewer and/or water taps; or (c) the processing of any engineering, architecture or other plans or documents necessary for the construction of houses or infrastructure improvements to serve such houses.

(vi)        The Title Company shall be irrevocably and unconditionally committed (subject only to Purchaser’s obligation to pay the portion of the Title Policy premium for which Purchaser is responsible under this Contract and satisfaction of any Title Company requirements applicable to Purchaser) to issue to Purchaser the applicable Title Policy with the endorsements as Purchaser may request and the Title Company agrees in writing to issue prior to the expiration of the Due Diligence Period, subject only to the Permitted Exceptions accepted by Purchaser in accordance with the provisions of this Contract.

(vii)        The Joint Improvements Memorandum shall have been fully executed by all required parties.

If the Purchaser’s Conditions Precedent are not satisfied on or before a respective Closing Date, Purchaser may: (1) waive the unfulfilled Purchaser’s Condition Precedent and proceed to Closing, (2) extend the applicable Closing Date for up to ninety (90) days to allow more time for Seller to satisfy the unfulfilled Purchaser’s Condition Precedent, or (3) as its sole remedy (except in the case of a Seller default) hereunder terminate this Contract as to such Takedown or terminate this Contract in its entirety as to such Takedown and all subsequent Takedowns by written notice to Seller, delivered within ten (10) business days after the Closing Date for the applicable Takedown, in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract (as to any Takedowns that are being terminated), except as otherwise provided herein, and that portion of the Deposit made by Purchaser for any Takedowns that are being terminated that has not been applied to the Purchase Price for Lots already acquired by Purchaser shall be returned to Purchaser. If Purchaser elects to extend the Closing Date under (2), above, and the unsatisfied Purchaser’s Condition Precedent is not satisfied as of the last day of the ninety (90)-day extension period, then Purchaser shall, as its sole remedy (except in the case of a Seller default), elect to waive or terminate under (1) or (3). If Purchaser fails to timely give notice as described above, prior to termination of this Contract, Seller shall provide written notice to Purchaser confirming whether Purchaser intends to waive or terminate. Purchaser shall have five (5) business days to respond to such request whereby it may elect to waive or terminate. Failure of Purchaser to timely respond to such request shall be a deemed an election by Purchaser to terminate this Contract in its entirety in accordance with (3) above; provided, however, that Seller may negate such termination by giving notice to Purchaser that Seller has elected to extend the applicable Closing Date by ninety (90) days for the purpose of continuing its efforts to satisfy the unfulfilled Purchaser’s Condition(s) Precedent, so long as such notice is given within five (5) business days after Seller’s receipt of Purchaser’s notice of termination, and Purchaser shall again have a termination right pursuant to this Section if such Purchaser’s Condition(s) Precedent are not satisfied prior to the last day of such extended period.

7.          Closing. “Closing” shall mean the delivery to the Title Company of all applicable documents and funds required to be delivered pursuant to Section 8 hereof and unconditional authorization of the Title Company to disburse, deliver and record the same. The purchase of Lots at the closing of a Takedown shall be deemed to be “Closed” when the documents and funds required to be delivered pursuant to Section 8 hereof have been delivered to the Title Company, and the Title Company agrees to unconditionally to disburse, deliver and record the same.

8.           Closings; Closing Procedures.

(a)          On each respective Closing Date, Purchaser shall purchase the number of Lots that Purchaser is obligated to acquire hereunder in the applicable Takedown.

(b)          Closing Dates. The First Closing shall occur on that date which is ten (10) days after Final Approval of the Entitlements applicable to the Takedown 1 Lots is obtained (the “Takedown 1 Closing Date”), which Takedown 1 Closing Date is currently estimated to be May 2021. The Second Closing shall occur on that date which is ten (10) days after the later to occur of (i) Final Approval of the Entitlements applicable to the Takedown 2 Lots and (ii) that date which is twelve (12) months after the Takedown 1 Closing Date (the “Takedown 2 Closing Date”). The Third Closing shall occur on that date which is ten (10) days after the later to occur of (i) Final Approval of the Entitlements applicable to the Takedown 3 Lots and (ii) that date which is twelve (12) months after the Takedown 2 Closing Date (the “Takedown 3 Closing Date”). The Fourth Closing shall occur on that date which is ten (10) days after the later to occur of (i) Final Approval of the Entitlements applicable to the Takedown 4 Lots and (ii) that date which is twelve (12) months after the Takedown 3 Closing Date (the “Takedown 4 Closing Date”). The term “Closing Date” may be used to refer to each of the Takedown 1 Closing Date, the Takedown 2 Closing Date, the Takedown 3 Closing Date, and the Takedown 4 Closing Date. If Purchaser desires to accelerate any Closing Date, Purchaser may request that a Closing Date be accelerated, and if Seller is willing to do so, in its sole and absolute discretion, the parties will work together to prepare a mutually acceptable amendment to this Contract to accommodate such request. Seller shall have the right to extend the Takedown 1 Closing Date for up to ninety (90) days in order to satisfy Seller’s Condition Precedent as provided in Section 6(a) of this Contract.

(c)          Closing Place and Time. Each Closing shall be held at 11:00 a.m. on the applicable Closing Date at the offices of the Title Company or at such other time and place as Seller and Purchaser may mutually agree.

(d)          Closing Procedures. Each purchase and sale transaction shall be consummated in accordance with the following procedures:

(i)          All documents to be recorded and funds to be delivered hereunder shall be delivered to the Title Company to hold, deliver, record and disburse in accordance with closing instructions approved by Purchaser and Seller;

(ii)         At each Closing, Seller shall deliver or cause to be delivered in accordance with the closing instructions the following:

(1)         A special warranty deed conveying the applicable portion of the Property to be acquired at such Closing to Purchaser. The special warranty deed shall contain a reservation of easements, minerals, mineral rights and water and water rights, as well as other rights, as set forth on Exhibit B (the “Reservations and Covenants”). The special warranty deed shall also be subject to non-delinquent general real property taxes for the year of such Closing and subsequent years, District assessments and the Permitted Exceptions.

(2)          Payment (from the proceeds of such Closing or otherwise) sufficient to satisfy any encumbrance relating to the portion of the Property being acquired at such Closing, required to be paid by Seller at or before the time of Closing.

(3)          A tax certificate or other evidence sufficient to enable the Title Company to ensure the payment of all general real property taxes and installments of District assessments then due and payable for the portion of the Property being acquired at such Closing.

(4)         An affidavit, in a form sufficient to comply with applicable laws, stating that Seller is not a foreign person or a foreign corporation subject to the Foreign Investment in Real Property Tax Act, and therefore not subject to its withholding requirements.

(5)          A certification or affidavit to comply with the reporting and withholding requirements for sales of Colorado properties by non-residents (Colorado Department of Revenue Form DR-1083).

(6)          A Lien Affidavit.

(7)        A partial assignment of declarant rights or builder rights under the Master Covenants (a “Builder Designation”), assigning only the following declarant rights (to the extent such rights are not automatically granted to Purchaser as a “builder” by the terms of the Master Covenants) from Seller to Purchaser: to maintain sales offices, construction offices, management offices, model homes and signs advertising the Development and/or Lots, and such other rights to which the parties may mutually agree, the form of such Builder Designation being attached hereto and incorporated herein as Exhibit H.

(8)          The Tap Purchase Agreement (as defined herein).

(9)          A general assignment to Purchaser in the form attached hereto as Exhibit D (“General Assignment”) with respect to the applicable Lots.

(10)        An Owner’s Affidavit.

(11)        The Lot Development Agreement and the Joint Improvements Memorandum executed by Seller.

(12)        Such other documents as may be required to be executed by Seller pursuant to this Contract or the closing instructions.

(iii)        At each Closing, Purchaser shall deliver or cause to be delivered in accordance with the closing instructions the following:

(1)          The Purchase Price payable at such Closing, computed in accordance with Section 2 above, for the Lots being acquired at such Closing, such payment to be made in Good Funds.

(2)          The Tap Purchase Agreement.

(3)          The Lot Development Agreement and the Joint Improvements Memorandum executed by Purchaser.

(4)          All other documents required to be executed by Purchaser pursuant to the terms of this Contract or the closing instructions.

(5)         Payment of any amounts due pursuant to Section 16 hereof.

(iv)        At each Closing, Purchaser and Seller shall each deliver an executed settlement statement, which shall set forth all prorations, disbursements of the Purchase Price and expenses applicable to such Closing;

(v)          The following adjustments and prorations shall be made between Purchaser and Seller as of each Closing:

(1)        Real property taxes and installments of District assessments, if any, for the applicable portion of the Property for the year in which the Closing occurs shall be prorated based upon the most recent known rates, mill levy and assessed valuations; and such proration shall be final.

(2)          Seller shall pay real property taxes and assessments for years prior to the year in which the Closing occurs.

(3)          Purchaser shall pay any and all recording costs and documentary fees required for the recording of the deed.

(4)         Seller shall pay the base premium for the Title Policy and for any endorsement Seller agrees to provide to cure a Title Objection, and Purchaser shall pay the premium for any other endorsements requested by Purchaser in accordance with Section 4 above, including an extended coverage endorsement.

(5)          Each party shall pay one-half (1/2) of any closing or escrow charges of the Title Company.

(6)       All other costs and expenses not specifically provided for in this Contract shall be allocated between Purchaser and Seller in accordance with the customary practice of commercial real estate transactions in Arapahoe County, Colorado.

(vi)        Possession of the applicable portion of the Property being acquired at each Closing shall be delivered to Purchaser at such Closing, subject to the Permitted Exceptions.

9.           Seller’s Delivery of Title. At each Closing, Seller shall convey title to the applicable portion of the Property, together with the following items, to the extent that they have been approved, or are deemed to have been approved by Purchaser pursuant to the terms of this Contract (each, a “Permitted Exception” and collectively, the “Permitted Exceptions”):

(a)          all easements, agreements, covenants, restrictions, rights-of-way and other matters of record that affect title to the Property as disclosed by the Master Commitment or any Takedown Commitment, to the extent that such matters are approved or deemed approved by Purchaser in accordance with Section 4 above or otherwise approved by Purchaser (unless otherwise identified herein as an obligation, fee or encumbrance to be assumed by Purchaser or which is otherwise identified herein as a Purchaser obligation which survives such Closing, the foregoing items, however, shall not include any mortgages, deeds of trust, mechanic’s liens or judgment liens arising by, through or under Seller, which monetary liens Seller shall cause to be released or fully insured over by the Title Company, to the extent they affect any portion of the Property, on or prior to the date that such portion of the Property is conveyed to Purchaser);

(b)         the Entitlements, including without limitation, the Final Plat applicable to the Property being acquired at such Closing and all easements and other terms, agreements, provisions, conditions and obligations as shown thereon;

(c)          the Master Covenants;

(d)        the inclusion of the Property into the Sky Ranch Metropolitan District No. 3 (the “District”), and such other special improvement districts or metropolitan districts as may be disclosed by the Master Commitment or any Takedown Commitment delivered to Purchaser pursuant to this Contract;

(e)         the inclusion of the Property into that certain Declaration of Covenants Imposing and Implementing the Sky Ranch Public Improvement Fee recorded in the County Records on August 13, 2018, at Reception No. D8079674 (the “PIF Covenant”).

(f)          the Reservations and Covenants;

(g)          applicable zoning and governmental regulations and ordinances;

(h)          title exceptions, encumbrances, or other matters arising by, through or under Purchaser;

(i)           items apparent upon an inspection of the Property, or shown (or that would be shown) on an accurate and current survey of the Property;

(j)           the Maintenance Declaration (as hereinafter defined); and

(k)         any Permissible New Exception and any other document required or permitted to be recorded against the Property in the County Records pursuant to the terms of this Contract.

10.          Due Diligence Period; Acceptance of Property; Release and Disclaimer.

(a)         Feasibility Review. Within five (5) days following the Effective Date, Seller shall deliver or make available (via electronic file share if available in electronic form, otherwise at Seller’s office) to Purchaser the following listed items to the extent in Seller’s actual possession; if an item listed below is not in Seller’s possession and not delivered or made available to Purchaser, but is otherwise readily available to Seller, then Purchaser may make written request to Seller to provide such item, and Seller will use its reasonable efforts to obtain and deliver or make such item available to Purchaser, but Seller will have no obligation otherwise to obtain any item not in Seller’s possession: (i) any environmental reports, soil reports and certifications pertaining to the Lots, (ii) a copy of any subdivision plat for the Property, (iii) engineering and construction plans pertaining to the Lots, (iv) biological, grading, drainage, hydrology and other engineering reports and plans and engineering and constructions plans for offsite improvements that are required to obtain building permits/certificates of occupancies for single-family detached residences constructed on the Lots; (v) any PUD, Development Agreement, Site Development Plans and other approvals pertaining to the Lots particularly and the Development generally; (vi) the Master Covenants; (vii) the Amended Service Plans; (viii) the form of Maintenance Declaration; (ix) the form of Joint Improvements Memorandum; (x) any existing ALTA or other boundary Survey of the Property; and (xi) copies of any subdivision bonds or guarantees applicable to the Lots (collectively, the “Seller Documents”). Purchaser shall have a period expiring thirty (30) calendar days following the Effective Date of this Contract within which to review the same (the “Due Diligence Period”). During the Due Diligence Period, Purchaser shall have an opportunity to review and inspect the Property, all Seller Documents and any and all factors deemed relevant by Purchaser to its proposed development and the feasibility of Purchaser’s intended uses of the Property in Purchaser’s sole and absolute discretion (the “Feasibility Review”). The Feasibility Review shall be deemed to have been completed to Purchaser’s satisfaction only if Purchaser gives written notice to Seller of its election to continue this Contract (“Continuation Notice”) prior to the expiration of the Due Diligence Period. Additionally, and notwithstanding any provision contained in this Agreement to the contrary, Purchaser’s obligations under this Contract are contingent upon its receipt of the written approval of the Corporate Investment Committee of Lennar Corporation, a Delaware corporation (“CIC Approval”). CIC Approval shall be deemed to have been obtained, if at all, by Purchaser’s delivery of the Continuation Notice on or before the expiration of the Due Diligence Period. If Purchaser fails to timely deliver the Continuation Notice or if Purchaser gives a notice of its election to terminate, this Contract shall automatically terminate, the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property and any information otherwise obtained by Purchaser, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below. Seller will reasonably cooperate with Purchaser, at Purchaser’s cost and at no cost and with no liability to Seller to assist Purchaser in obtaining: (A) an updated or recertification of any of the Seller Documents, (B) reliance letters from any of the preparers of the Seller Documents, and (C) any consents that may be required so that Purchaser may receive the benefits after Closing of any agreements comprising the Seller Documents that confer a benefit and are reasonably necessary for the Purchaser’s proper and efficient development of the Property for residential use, to the extent such are obtainable by Purchaser.

(b)          Approval of Property. If Purchaser gives a Continuation Notice on or before the expiration of the Due Diligence Period, except as otherwise provided in this Section 10, Purchaser shall be deemed to have approved the Property, the Development and the feasibility of Purchaser’s intended uses of the Lots (subject to the terms and conditions of Section 5 and Section 6 hereof). Such approval shall be deemed to include, but shall not be limited to, Purchaser’s approval of the following as to the Property:

(i)          The ability of applicable utility companies to provide utility services to the Property, including the quality, sizing and cost of such services;

(ii)          The soil and environmental conditions of the Property;

(iii)        All Seller Documents delivered to Purchaser pursuant to this Contract;

(iv)         All of the Permitted Exceptions;

(v)          The financial condition and other factors relevant to the operation of the District;

(vi)        Fitness for Purchaser’s intended use, accessibility of roads, and the condition and suitability for improvement and sale of the Lots, subject to Seller’s obligations under this Contract.

(c)       Radon. Purchaser acknowledges that radon gas and naturally occurring radioactive materials (“NORM”) each naturally occurs in many locations in Colorado. The Colorado Department of Public Health and Environment and the United States Environmental Protection Agency (the “EPA”) have detected elevated levels of naturally occurring radon gas in residential structures in many areas of Colorado, including the County and all of the other counties along the front range of Colorado. The EPA has raised concerns with respect to adverse effects on human health from long-term exposure to high levels of radon and recommends that radon levels be tested in all Residences. Purchaser acknowledges that Seller neither claims nor possesses any special expertise in the measurement or reduction of radon or NORM. Purchaser further acknowledges that Seller has not undertaken any evaluation of the presence or risks of radon or NORM with respect to the Property nor has it made any representation or given any other advice to Purchaser as to acceptable levels or possible health hazards of radon and NORM. SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRESENCE OR ABSENCE OF RADON, NORM OR OTHER ENVIRONMENTAL POLLUTANTS WITHIN THE PROPERTY OR THE RESIDENCES TO BE CONSTRUCTED ON THE LOTS OR THE SOILS BENEATH OR ADJACENT TO THE PROPERTY OR THE RESIDENCES TO BE CONSTRUCTED ON THE LOTS PRIOR TO, ON OR AFTER THE APPLICABLE CLOSING DATE. Purchaser, on behalf of itself and its successors and assigns, hereby releases the Seller from any and all liability and claims with respect to any NORM. Every home sales contract entered in to by Purchaser with respect to subsequent sales of Lots shall include any disclosures with respect to radon (and other NORMs) as required by applicable Colorado law.

(d)        Soils. Purchaser acknowledges that soils within the State of Colorado consist of both expansive soils and low-density soils, and certain areas contain potential heaving bedrock associated with expansive, steeply dipping bedrock, which will adversely affect the integrity of a dwelling unit constructed on a Lot if the dwelling unit and the Lot on which it is constructed are not properly maintained. Expansive soils contain clay mineral, which have the characteristic of changing volume with the addition or subtraction of moisture, thereby resulting in swelling and/or shrinking soils. The addition of moisture to low-density soils causes a realignment of soil grains, thereby resulting in consolidation and/or collapse of the soils. Purchaser agrees that it shall obtain a current geotechnical report for the Property and an individual lot soils report for each Lot containing design recommendations from a licensed geotechnical engineer for all structures to be placed upon the Lot. Purchaser shall require all Homes to have engineered footing and foundations consistent with results of the individual lot soils report for each Lot and shall take reasonable action as shall be necessary to ensure that the Homes to be constructed upon the Lots shall be done in accordance with proper design and construction techniques. Purchaser shall also provide a copy of the geotechnical report for the Property and the individual lot soils report for each Lot to Seller within seven (7) days after Seller’s request for the same, and agrees in the event that this Contract terminates for any reason Purchaser shall use reasonable efforts to assign, without liability or recourse to Purchaser, at Seller’s request and expense, the geotechnical report for the Property and the individual lot soils report for each Lot to any subsequent homebuilder who enters into a purchase and sale agreement with Seller to purchase all of a portion of the Lots. SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRESENCE OR ABSENCE OF EXPANSIVE SOILS, LOW-DENSITY SOILS OR DIPPING BEDROCK UPON THE PROPERTY AND PURCHASER SHALL UNDERTAKE SUCH INVESTIGATION AS SHALL BE REASONABLE AND PRUDENT TO DETERMINE THE EXISTENCE OF THE SAME. Purchaser shall provide all disclosures required by C.R.S. Section 6-6.5-101 in every Home sales contract entered in to by Purchaser with respect to subsequent sales of a Lot to a buyer of a Home. Purchaser, on behalf of itself and its successors and assigns, hereby releases the Seller from any and all liability and claims with respect to expansive and low-density soils and dipping bedrock located within the Property.

(e)         Over Excavation. The Finished Lot Improvements required for each Lot do not include any “over excavation” or comparable preparation or mitigation of the soil (the “Overex”) on the Property and Purchaser shall have sole responsibility at Purchaser’s sole expense with respect to the Overex and shall have the right (pursuant to a license agreement to be provided by Seller) to enter such Lots for the purposes of performing the Overex; provided, however, that such entry shall be performed in a manner that does not materially interfere with or result in a material delay or an increase in the costs or any expenses in the construction of the Finish Lot Improvements, and provided further that Purchaser shall promptly repair any portion of the Lots and adjacent property that is materially damaged by Purchaser or its agents, designees, employees, contractors, or subcontractors in performing the Overex. Purchaser shall obtain, at its cost, a current geotechnical report for the Property and an individual lot soils report for each Lot containing design recommendations from a licensed geotechnical engineer for all structures to be placed upon the Lot (“Purchaser’s Geotechnical Reports”). Purchaser shall not rely upon any geotechnical or soils report furnished by Seller, and Seller shall have no responsibility or liability with respect to the Overex, Purchaser’s Geotechnical Reports or any matters related thereto. The parties shall reasonably cooperate in coordinating Purchaser’s completion of the Overex so that the Overex can be properly sequenced with Seller’s completion of the Finished Lot Improvements and the parties acknowledge and agree that any delay in Seller’s completion of the Finished Lot Improvements resulting from Purchaser’s Overex work shall extend the date for Substantial Completion of the Finished Lot Improvements in accordance with the provisions of the Lot Development Agreement. In no event shall the Seller be liable to Purchaser for any delay or costs or damages incurred by Purchaser with respect to such Overex, even if caused by any delay in installation of Finished Lot Improvements sequenced ahead of the Overex. THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER IS NOT PERFORMING ANY OVER- EXCAVATION OF THE LOTS AND THAT SELLER SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO OR ARISING OUT OF ANY OVER-EXCAVATION OF THE LOTS OR EXPANSIVE SOILS PRESENT ON THE LOTS AND SELLER EXPRESSLY DISCLAIMS ANY LIABILITY WITH RESPECT TO ANY OVER-EXCAVATION OF THE LOTS AND EXPANSIVE SOILS PRESENT ON THE LOTS.

(f)         No Reliance on Documents. Except as expressly stated in this Contract and/or expressly set forth in the documents executed by Seller at a Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information (including, without limitation, the Seller Documents) delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Except as otherwise provided in this Contract and/or expressly set forth in the documents executed by Seller at a Closing, all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. The Seller Parties (as hereinafter defined) shall not be liable to Purchaser for any inaccuracy in or omission from any such reports. Purchaser hereby represents to Seller that, to the extent Purchaser deems the same to be necessary or advisable for its purposes, and without waiving the right to rely upon the covenants, agreements, representations and warranties expressly contained in this Contract and/or expressly set forth in the documents executed by Seller at a Closing: (i) Purchaser has performed or will perform an independent inspection and investigation of the Lots and has also investigated or will investigate the operative or proposed governmental laws, ordinances and regulations to which the Lots may be subject, and (ii) Purchaser shall acquire the Lots solely upon the basis of its own or its experts’ independent inspection and investigation, including, without limitation, (a) the quality, nature, habitability, merchantability, use, operation, value, fitness for a particular purpose, marketability, adequacy or physical condition of the Lots or any aspect or portion thereof, including, without limitation, appurtenances, access, landscaping, parking facilities, electrical, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, (b) the dimensions or sizes of the Lots, (c) the development or income potential, or rights of or relating to, the Lots, (d) the zoning or other legal status of the Lots or any other public or private restrictions on the use of the Lots, (e) the compliance of the Lots with any and all applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions, (f) the ability of Purchaser to obtain any necessary governmental permits for Purchaser’s intended use or development of the Lots, (g) the presence or absence of Hazardous Materials on, in, under, above or about the Lots or any adjoining or neighboring property, (h) the condition of title to the Lots, or (i) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the Lots, except as provided in any express representations/warranties and/or covenants contained in this Contract.

(g)         As Is. Except for Seller’s Representations (as defined in Section 11 hereof) and Seller’s performance of its obligations under this Contract (including without limitation Seller’s obligations to complete the Finished Lot Improvements as set forth in the Lot Development Agreement and Section 5(c)(iii) hereof), Purchaser acknowledges and agrees that it is purchasing the Property based on its own inspection and examination thereof, and Seller shall sell and convey to Purchaser and Purchaser shall accept the property on an “AS IS, WHERE IS, WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis in an “AS IS” physical condition and in an “AS IS” state of repair. Except as expressly contained in this Contract, the special warranty deed to be delivered at each Closing and Seller’s Representations, to the extent not prohibited by law the Purchaser hereby waives, and Seller disclaims all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, direct or indirect, oral or written, including, by way of description, but not limitation, those of habitability, fitness for a particular purpose, and use. Without limiting the generality of the foregoing, Purchaser expressly acknowledges that, except as otherwise provided in this Contract, the Seller’s Representations, the special warranty deed to be delivered at each Closing, Seller makes no representations or warranties concerning, and hereby expressly disclaims any representations or warranties concerning the following: (i) The value, nature, quality or condition of the Property; (ii) Any restrictions related to development of the Property; (iii) The applicability of any governmental requirements; (iv) The suitability of the Property for any purpose whatsoever; (v) The presence in, on, under or about the Property of any Hazardous Material or any other condition of the Property which is actionable under any Environmental Law (as such terms are defined in this Section 10; (vi) Compliance of the Property or any operation thereon with the laws, rules, regulations or ordinances of any applicable governmental body; or (vii) The presence or absence of, or the potential adverse health, economic or other effects arising from, any magnetic, electrical or electromagnetic fields or other conditions caused by or emanating from any power lines, telephone lines, cables or other facilities, or any related devices or appurtenances, upon or in the vicinity of the Property.

EXCEPT FOR REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS CONTRACT OR OTHERWISE PROVIDED IN THIS CONTRACT AND/OR EXPRESSLY SET FORTH IN THE CLOSING DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE OBLIGATIONS OF SELLER UNDER THE LOT DEVELOPMENT AGREEMENT, SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY CONSTRUCTION DEFECT, ERRORS, OMISSIONS, OR ON ACCOUNT OF SOILS CONDITIONS OR ANY OTHER CONDITION AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE MATTERS DESCRIBED ABOVE AND PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER, HEREBY FULLY RELEASES SELLER, ITS PARTNERS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, ATTORNEYS AND AGENTS (BUT NOT INCLUDING ANY THIRD PARTY PROFESSIONAL SERVICE PROVIDERS [E.G., ENGINEERS, ETC.], CONTRACTORS OR SIMILAR FIRMS OR PERSONS) FROM ANY AND ALL CLAIMS AGAINST ANY OF THEM FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION) ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS, OR OTHER CONDITIONS AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE MATTERS DESCRIBED ABOVE AND INCLUDING ANY ALLEGED NEGLIGENCE OF SELLER.

As used herein, “Hazardous Materials” shall mean, collectively, any chemical, material, substance or waste which is or hereafter becomes defined or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant” or “contaminant,” or words of similar import, under any Environmental Law, and any other chemical, material, substance, or waste, exposure to, disposal of, or the release of which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority or otherwise poses an unacceptable risk to human health or the environment.

As used herein, “Environmental Laws” shall mean all applicable local, state and federal environmental rules, regulations, statutes, laws and orders, as amended from time to time, including, but not limited to, all such rules, regulations, statutes, laws and orders regarding the storage, use and disposal of Hazardous Materials and regarding releases or threatened releases of Hazardous Materials to the environment.

(h)          Release. Purchaser agrees that, subject to the Seller’s Representations, Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of geotechnical or soils conditions or on account of any other conditions affecting the Property, because Purchaser is purchasing the Property AS IS, WHERE-IS, and WITH ALL FAULTS. Purchaser, or anyone claiming by, through or under Purchaser, hereby fully releases Seller, Seller’s affiliates, divisions and subsidiaries and their respective managers, members, partners, officers, directors, shareholders, affiliates, representatives and employees (the “Seller Parties” and each as a “Seller Party”) from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against the Seller Parties for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any defects, errors, omissions or other conditions affecting the Property, except to the extent that such loss or other liability results from a breach of the Seller’s Representations. Purchaser hereby waives any Environmental Claim (as defined in this Section) which it now has or in the future may have against Seller, provided however, such waiver shall not apply to activities to be performed by the Seller in accordance with the applicable Lot Development Agreement. The foregoing release and waiver shall be given full force and effect according to each of its express terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. The foregoing release and waiver shall not apply to any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to (i) fraud or other intentional misconduct of any Seller Party, or (ii) any claims against contractors or subcontractors (excluding Seller and its affiliates) for construction defects in the Finished Lot Improvements.

As used herein, “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation, whether written or oral, by any person, organization or agency alleging potential liability, including without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, including diminution of the market value of the Property or any part thereof, personal injuries or penalties arising out of, based on or resulting from the presence or release into the environment of any Hazardous Materials at any location, or resulting from circumstances forming the basis of any violation or alleged violation of any Environmental Laws, and any and all claims by any person, organization or agency seeking damages, contribution, indemnification, costs, recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

(i)          Indemnification. Purchaser shall indemnify, defend (with counsel reasonably selected by Purchaser with Seller approval) and hold harmless the Seller Parties of, from and against any and all claims, demands, liabilities, losses, expenses, damages, costs and reasonable attorneys’ fees that any of the Seller Parties may at any time incur by reason of or arising out of: (i) any work performed in connection with or arising out of Purchaser’s activities, or Purchaser’s acts or omissions with respect to any Overex work; (ii) Purchaser’s failure to perform its work on the Property in accordance with applicable laws; (iii) either personal injuries or property damage occurring after the Closing by reason of or arising out of the geologic, soils or groundwater conditions on the Property acquired by Purchaser; (iv) Purchaser’s or its successor’s development, construction, use, ownership, management, marketing or sale activities associated with the Lots (including, without limitation, land development, grading, excavation, trenching, soils compaction and construction on the Lots performed by or on behalf of Purchaser (including, but not limited to, by all subcontractors and consultants engaged by Purchaser); (v) the soils, subsurface geologic, groundwater conditions or the movement of any Home constructed on the Lots after a Closing; (vi) the design, engineering, structural integrity or construction of any Homes constructed on the Lots by Purchaser or any successor (unless Purchaser provides a substitute indemnity from such successor in a form reasonably acceptable to Seller) after a Closing; or (vii) any claim asserted by Purchaser’s buyers of Homes or their successors in interest. The foregoing indemnity obligation of Purchaser includes acts and omissions of Purchaser and all agents, consultants and other parties acting for or on behalf of Purchaser (“Purchaser Parties”). Notwithstanding the foregoing, Purchaser is not required by this indemnification provision to indemnify the Seller against (i) Seller’s failure to perform its obligations under this Contract or under any of the Closing documents, (ii) Seller’s breach of an express warranty or representation set forth in this Contract or in any of the Closing documents, or (iii) claims arising directly from the decisions of Seller acting in its capacity as declarant under the Master Covenants; and further provided that Purchaser is not required to indemnify consultants, contractors and subcontractors who contract with Seller and who perform services or supply labor, materials, equipment, and other work relating to geotechnical or soils conditions on the Lots that is necessary for the Lots to satisfy the requirements set forth herein and in the Lot Development Agreement.

(j)          The provisions of this Section 10 shall survive each Closing and the delivery of each respective deed to the Purchaser. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 10, the provisions of Sections 10(d) through 10(i), inclusive, will not, under any circumstances, be construed or interpreted as releasing Seller from, and Purchaser hereby reserves, any claim arising out of (a) the express representations of Seller contained in any Closing document or in this Contract, including, without limitation, the Seller’s Representations, and (b) Seller’s breach of its obligations under the Lot Development Agreement.

11.         Seller’s Representations. Seller hereby represents and warrants to Purchaser as follows (the following Subsections (a) through (j) collectively referred to herein as “Seller’s Representations”):

(a)          Organization. Seller is a limited liability company duly organized and validly existing under the laws of the State of Colorado.

(b)          Litigation. To Seller’s Actual Knowledge (as defined in this Section 11), there is no pending or threatened litigation which could materially adversely affect the Property.

(c)        Bankruptcy. There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships, or voluntary or involuntary proceedings in bankruptcy, or any other debtor relief actions contemplated by Seller or filed by Seller, or to Seller’s knowledge, pending in any current judicial or administrative proceeding against Seller.

(d)          Non-Foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(e)          Condemnation. Seller has received no written notice of any pending or threatened condemnation or eminent domain proceedings which may affect the Property or any part thereof.

(f)          Execution and Delivery. The execution, delivery and performance of this Contract by Seller does not and will not result in a breach of, or constitute a default under, any indenture, loan or credit agreement, mortgage, deed of trust or other agreement to which Seller is a party. The individual(s) executing this Contract and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof.

(g)          Default. To Seller’s Actual Knowledge, Seller has not defaulted under any covenant, restriction or contract affecting the Property, nor has Seller caused by its act or omission an event to occur which would with the passage of time constitute a breach or default under such covenant, restriction or contract.

(h)         Violation of Law. To Seller’s Actual Knowledge, Seller has not received any written notice of non-compliance, addressed to Seller, from a regulatory agency that has jurisdiction over the Property with respect to any federal, state or local laws, codes, ordinances or regulations relating to the Property.

(i)          Rights. Seller has not granted to any party, other than Purchaser hereunder, any option, contract, right of refusal or other agreement with respect to a purchase or sale of the Property. To Seller’s Actual Knowledge, there are no leases, occupancy agreements, easements, licenses or other agreements which grant third-parties any possessory or usage rights to all or any part of the Property, except as disclosed in the Master Commitment, and Takedown Commitment or the Seller Documents.

(j)         Environmental. To Seller’s Actual Knowledge, neither Seller nor any third party has used Hazardous Materials on, from, or affecting the Property in any manner which violates federal, state, or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Material, except as may be disclosed in the Seller Documents.

For purposes of the foregoing, the phrase “Seller’s Actual Knowledge” shall mean the current, actual, personal knowledge of Mark Harding as President of Seller, without any duty of investigation or inquiry and without imputation of any other person’s knowledge. The fact that reference is made to the personal knowledge of the above identified individual shall not render such individual personally liable for any breach of any of the foregoing representations and warranties; rather, Purchaser’s sole recourse in the event of any such breach shall be against Seller, and Purchaser hereby waives any claim or cause of action against the above identified individual arising from Seller’s Representations. Seller and Purchaser shall notify the other in writing immediately if any Seller’s Representation becomes untrue or misleading in light of information obtained by Seller or Purchaser after the Effective Date. In the event that Purchaser elects to close and Purchaser has actual knowledge (meaning the current, actual, personal knowledge of John Cheney, without any duty of investigation or inquiry and without imputation of any other person’s knowledge) that any of Seller’s Representations are untrue or misleading, or of a breach of any of Seller’ Representations prior to a Closing, without the duty of further inquiry, Purchaser shall be deemed to have waived any right of recovery with respect to the matter actually known by Purchaser, and Seller shall not have any liability in connection therewith.

Seller’s Representations shall survive each respective Closing for a period of twelve (12) months, except that any claim for which legal action is filed within such time period shall survive until resolution of such action, and except to the extent of any matter that is waived by Purchaser pursuant to the previous paragraph (and any such matter waived pursuant to the previous paragraph shall not survive Closing).

Seller makes no promises, representations or warranties regarding the construction, installation or operation of any amenities within the Development, including without limitation, clubhouses, swimming pools and/or sports courts. To the extent that any development plans, site plans, rendering, drawings, marketing information or other materials related to the Development include, depict or imply the inclusion of any amenities in the Development, they are included only to illustrate possible amenities for the Development that may or may not be built and Purchaser shall not rely upon any such materials regarding the construction, installation or operation of any amenities within the Development.

12.        Purchaser’s Obligations. Purchaser shall have the following obligations, each of which shall survive each respective Closing and, where noted, termination of this Contract. Notwithstanding any contrary provision set forth in this Contract, Seller shall have the right to enforce said obligations by means of any legal or equitable proceedings including, but not limited to, suit for actual damages and equitable relief:

(a)          Master Covenants; Amended Service Plans. Purchaser shall comply with all obligations applicable to Purchaser under the Master Covenants, Design Guidelines, ASP Criteria and under the Amended Service Plans.

(b)        Compliance with Laws. With respect to Purchaser’s entry onto the Property and following each Closing, Purchaser shall comply with and abide by all laws, ordinances, statutes, covenants, rules and regulations, building codes, permits, association documents and other recorded instruments (as they are from time to time amended, supplemented or changed) which regulate any activities relating to Purchaser’s use, ownership, construction, sale or investigation of any Lot or any improvements thereon.

(c)        Entry Prior to Closing. From and after the Effective Date of this Contract until applicable Closing Date or earlier termination of this Contract, and so long as no default by Purchaser exists under this Contract, Purchaser and its agents, employees and representatives shall be entitled to enter upon the Property for purposes of conducting soil and other engineering tests and to inspect and survey any of the Property. If the Property is altered or disturbed in any manner in connection with any of Purchaser’s activities, Purchaser shall immediately return the Property to substantially the condition existing prior to such activities. Purchaser shall promptly refill holes dug and otherwise repair any damage to the Property as a result of its activities. Purchaser and its agents shall not have the right to conduct any invasive testing (e.g., borings, drilling, soil/water sampling, etc.), except standard geotech preliminary investigation, on the Lots, including, without limitation, any so-called “Phase II” environmental testing, without first obtaining Seller’s written consent (and providing Seller at least seventy-two (72) hours’ prior written notice), which consent may be withheld by Seller in its reasonable discretion and shall be subject to any terms and conditions imposed by Seller in its reasonable discretion. In the event that Purchaser fails to obtain Seller’s written consent prior to any invasive testing, in addition to and without limiting any other obligations Purchaser may have under this Section, Purchaser shall be fully responsible and liable for all costs of remediation with respect to any materials disturbed in any manner that requires remediation or that are removed in connection with such invasive testing and including, but not limited to, costs for disposal of materials removed during any invasive testing. Purchaser shall not permit any lien to attach to the Property or any portion of the Property as a result of the activities. Purchaser shall indemnify, defend and hold Seller, its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all mechanics’ and materialmen’s liens, claims (including, without limitation, personal injury, death and property damage claims), damages, losses, obligations, liabilities, costs and expenses including, without limitation, reasonable attorneys’ fees incurred by Seller, its officers, directors, shareholders, employees, agents and representatives or their property arising out of any breach of the provisions of this Section 12(c) by Purchaser, its agents, employees or representatives. The foregoing indemnity obligation of Purchaser includes acts and omissions of Purchaser and all agents, consultants and other parties acting for or on behalf of Purchaser. Purchaser shall maintain in effect during its inspection of the Property commercial general liability coverage for bodily injury and property damage in the amount of at least $2,000,000.00 combined single limit, and automobile liability coverage for bodily injury and property damage in the amount of at least $2,000,000.00 combined single limit, and the policy or policies of insurance shall be issued by a reputable insurance company or companies which are qualified to do business in the State of Colorado and shall name Seller as an additional insured. In addition, before entering upon the Property, Purchaser shall provide Seller with valid certificates indicating such insurance is in effect. The foregoing indemnity shall not apply to claims due to (i) Hazardous Materials or conditions that are not placed on the Property or caused by Purchaser or its agents, (ii) pre-existing matters, (iii) or Seller’s actions or inactions. The indemnity and agreement set forth in this Section 12(c) shall survive the expiration or termination of this Contract for any reason.

(d)         Architectural Approval. In order to assure that homes constructed by Purchaser are compatible with the other residential construction in the Development and the architectural, design, and landscaping criteria and guidelines included in the ASP applicable to the Property (the “ASP Criteria”) and are otherwise acceptable to Seller, all construction and landscaping on the Lots shall be subject to the prior review and approval of Seller. The Master Covenants provide for the formation of an architectural review committee (“Architectural Review Committee”) and for the promulgation and adoption of design guidelines (“Design Guidelines”) to be applied by the Architectural Review Committee. The Master Covenants and the Design Guidelines provide for an exemption from obtaining Architectural Review Committee approval for the Seller and any other person whose House Plans (as hereinafter defined) has been reviewed and approved by the Seller.

(i)          Within five (5) days after the Effective Date, Purchaser shall submit to Seller the Purchaser’s elevations, floor plans, exterior color palettes (“House Plans”) for homes and other buildings, structures and improvements to be located on the Lots (herein referred to as “Homes”, “Houses” or “Residences”). Seller will review the House Plans and Seller shall deliver notice to Purchaser of the Seller’s approval or disapproval of the House Plans within fifteen (15) days after receipt of the House Plans, with such approval not to be unreasonably withheld, conditioned or delayed, so long as such plans substantially comply and are generally consistent and compatible with the ASP Criteria. If Seller fails to so notify Purchaser of approval or disapproval within such 15- day period, the Purchaser may provide Seller with written notice of the same and Seller shall notify Purchaser within five (5) business days of its approval or disapproval after receipt of Purchaser’s notice. If Seller fails to approve or disapprove within such 5-business day period, the House Plans shall be deemed approved and/or an appropriate exemption shall be given to Purchaser. In the event of disapproval, Purchaser shall revise and resubmit the House Plans to the Seller for reconsideration, addressing the matters disapproved by the Seller, and the procedure set forth above shall be repeated until the House Plans are approved by the Seller. Approval of the House Plans by Seller shall be deemed an approval of such plans by the Architectural Review Committee. After Seller approves the Purchaser’s House Plans, and before Purchaser commences construction of Homes on the Lots, Purchaser shall submit to Seller any material changes in the approved House Plans. Seller shall review the material changes for general consistency and compatibility with the standards and criteria set forth in the ASP Criteria and if Seller approves such changes, Seller shall notify Purchaser within ten (10) business days of its approval, not to be unreasonably withheld, conditioned or delayed.

(ii)        Purchaser shall obtain Seller approval of House Plans before commencing construction activities on any Lot. Purchaser shall perform all construction, development and landscaping in accordance with the approved House Plans and in conformity with the ASP Criteria and all other requirements, rules, regulations of any local jurisdictional authority. Purchaser and Seller acknowledge that the County will not conduct architectural review nor issue approval of Purchaser’s House Plans, but rather requires the building permit applicant to comply with the ASP Criteria. Seller’s approval of Purchaser’s House Plans is only intended as a review for compatibility with other residential construction in the Development and the ASP Criteria and does not constitute a representation or warranty that Purchaser’s House Plans comply with ASP Criteria and Purchaser shall be responsible for confirming such compliance.

(e)          Disclosures to Homebuyers. Purchaser shall include in each contract for the sale of any Home constructed by Purchaser in the Development all disclosures required by applicable laws, including, but not limited to the Special District Disclosure, Common Interest Community Disclosure, Mineral Disclosure and Source of Potable Water Disclosure, and any other disclosure that applicable laws require to be made to each homebuyer regarding expansive/low- density soils, radon, NORMs, and other matters (“Homebuyer Disclosures”). Purchaser shall furnish to Seller upon request a copy of Purchaser’s disclosures to homebuyers which includes the Homebuyer Disclosures.

13.        Force Majeure. Notwithstanding any contrary provision of this Contract, the time for performance of any obligation of Seller or Purchaser under this Contract (except for any monetary obligation of either party) shall be extended if such performance is delayed due to any act, or failure to act, of any Authority, strike, riot, act of war, act of terrorism, act of violence, weather, act of God, epidemic/pandemic, or any other act, occurrence or non-occurrence beyond such party’s reasonable control (each, an “Uncontrollable Event”). Any extension under the preceding sentence shall continue for a length of time reasonably necessary to satisfy such delayed obligation; provided, however, that such extension shall not be for a period of time which is less than the duration of the Uncontrollable Event. If a party claims a delay due to an Uncontrollable Event, then such party shall provide written notice to the other party of the occurrence of a condition that constitutes an Uncontrollable Event, which notice shall reasonably detail the reason(s) giving rise to the Uncontrollable Event and a reasonable estimation of the duration (to the extent determinable at the time of such notice) of the delay that was caused by the Uncontrollable Event. Each party will make efforts to minimize the delay from any such Uncontrollable Event to the extent reasonably feasible; provided, however, that neither party shall be required to use extraordinary means and/or incur extraordinary costs in order to satisfy its obligations.

14.         Cooperation. Purchaser shall reasonably cooperate with and require its agents, employees, subcontractors and other representatives to cooperate with all other parties involved in construction within the Development, including, where applicable, the granting of a nonexclusive license to enter upon the Property conveyed to Purchaser. Purchaser shall execute any and all documentation reasonably required by Seller or the Authorities to effectuate any desired modification or change in connection with Seller’s activities in the Development including, without limitation, amendments or restatements of the Master Covenants, or any Final Plat; provided, however, Purchaser shall not be obligated to execute any such document that increases (or could be reasonably expected to increase) the construction cost for a Home on any Lot by more than $5,000, materially adversely affects Purchaser’s ability to construct a Home on any Lot, or if such document will otherwise materially interfere with or delay such construction.

15.         Fees. Subject to the provisions of Sections 16 and 18 below:

(a)          FHA/VA. Seller shall not be required to obtain any approvals pursuant to FHA, VA or other governmental programs relating to the Lots or the financing of improvements thereon.

(b)          Utility Company Refunds. Any refunds from utility providers relating to construction deposits for the Property shall be the exclusive property of Seller. Purchaser shall cooperate with Seller in turning over any such funds and directing those funds to Seller.

16.         Water and Sewer Taps; Fees; and District Matters.

(a)          Rangeview Metropolitan District. The water and sewer service provider for the Lots is the Rangeview Metropolitan District (“Rangeview”) and Purchaser shall be required to purchase water and sewer taps for the Lots from Rangeview pursuant to the terms and provisions of a tap purchase agreement in a form substantially consistent with the one attached hereto and incorporated herein as Exhibit F (the “Tap Purchase Agreement”). Pursuant to the Tap Purchase Agreement, Rangeview will agree to sell to Purchaser, and Purchaser will agree to purchase from Rangeview, a water and sewer tap for each Lot in accordance with an agreed-upon purchase schedule, but in no event later than the issuance of a building permit for a Lot. The Tap Purchase Agreement shall be executed by Rangeview and Purchaser on or before the date of the First Closing. If Rangeview and Purchaser are unable to agree on a Tap Purchase Agreement before the expiration of the Due Diligence Period, the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property, and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below. The combined cost to purchase a water tap and sewer will be dependent on Lot size, house square footage, number of floors, driveway lanes, outdoor irrigated square footage, and xeriscape square footage. For example, based on Rangeview’s rates and charges as of the Effective Date as set forth in that certain fee schedule attached hereto as Exhibit G (the “Lot Development Fee Schedule”), a 5,500 square foot lot with a 2,400 square foot house 2 story 2 car garage with 1,500 square feet of grass would have a computed tap fee equating to a .9 SFE (1 SFE equal to .4 acre feet of water demand per year) or $24,997.70, and a sewer tap fee of $4,847. Notwithstanding anything to the contrary contained in this Contract, Seller shall be responsible for paying to Rangeview any increases in the amounts due to Rangeview in excess of the fees set forth on the Lot Development Fee Schedule (not including increases resulting from regulatory changes to water quality standards which shall remain Purchaser’s obligation); provided, however, that the Parties acknowledge and agree that such fees shall increase at a per annum rate equal to four percent (4%) annually commencing one year after the First Closing and that Seller shall not be responsible for such 4% increase; and provided, further, that Seller shall reimburse Purchaser promptly upon written request therefor, for any excess fees actually paid by Purchaser to Rangeview which are Seller’s responsibility pursuant to this sentence.

(b)          District Governance and Financial Matters. The Property is included within the boundaries of the District and with water and sewer service provided by Rangeview. Persons affiliated with Seller have been elected or appointed to the board of directors (“Board”) of the District and Rangeview and serve in that capacity. Purchaser shall not qualify any persons affiliated with Purchaser as its representative to serve on the Board of the District or Rangeview and this prohibition shall survive all Closings and delivery of deeds hereunder until no person affiliated with Seller serves on the Board. The District has been formed for purposes that include, but are not limited to financing, owning, maintaining and/or managing certain tracts and infrastructure improvements (“District Improvements”) to serve the Development, including the Lots. Purchaser acknowledges that: (i) the construction of District Improvements shall be without compensation or reimbursement to Purchaser; and (ii) any reimbursements, credits, payments, or other amounts payable by the District or Rangeview on account of the construction of District Improvements or any other matters related thereto (“Metro District Payments”) shall remain the property of the Seller and shall not be conveyed to or otherwise be claimed by Purchaser. Upon request of Seller, the District, or Rangeview, Purchaser will execute any and all documents that may be reasonably required to confirm Purchaser’s waiver of any right to Metro District Payments. The provisions of this Section are material in determining the Purchase Price, and the Purchase Price would have been higher but for the provisions of this Section. Seller shall provide to Purchaser as part of the Seller Documents information available relating to the District including the applicable Amended Service Plans and schedule of current fees and charges. This Section shall survive each Closing as set forth herein.

(c)          Sky Ranch Community Authority Board. Pursuant to the Colorado Constitution, Article XIV, Sections 18(2)(a) and (b), and C.R.S. Sections 29-1-203 and -203.5, metropolitan districts may cooperate or contract with each other to provide any function, service or facility lawfully authorized to each, and any such contract may provide for the sharing of costs, the impositions of taxes, and the incurring of debt. Pursuant to the Amended Service Plans, and pursuant to statutory authority, the Sky Ranch Metropolitan District Nos. 1 and 5 have entered into a Sky Ranch Community Authority Board Establishment Agreement (“CABEA”), creating the CAB. It is anticipated that the Boards of the District and Sky Ranch Metropolitan District No. 4 will elect to become parties to the CABEA in the future. The CABEA authorizes the CAB and the Sky Ranch Districts that are parties to the CABEA to cooperate and contract with each other regarding administrative and operational functions. One or more of the Sky Ranch Districts, the CAB or other governmental entity may enter into an intergovernmental agreement (an “IGA”) pursuant to C.R.S. §§ 29-1-203 and -203.5 to create a public authority (the “Regional Improvements Authority”) to use revenue generated by the imposition of the Regional Improvements Mill Levy to plan, design, acquire, construct, install, relocate, and/or redevelop the Regional Improvements, and for the administration, overhead and operations and maintenance costs incurred with respect to the Regional Improvements serving the Development. The Regional Improvement Authority’s authority may include, without limitation, (i) sharing or pledging revenue, including ad valorem taxes, to provide a source of funding to pay for specific regional improvements that serve the Development, (ii) the issuance of debt by the CAB or other governmental authority to pay for regional improvements, and (iii) the construction of regional improvements. If and to the extent that the District enters into such an IGA, Builder agrees that it will not object to the IGA creating the Regional Improvements Authority; provided that the total mill levy on a Lot does not exceed the total mill levy against a residential lot that is located within Sky Ranch Filing No. 1.

(d)          Levy and Fee Caps. Seller agrees that for three (3) years after the date of Closing, Seller will reimburse Purchaser for any of the following imposed against the Lots by Sky Ranch Metropolitan District Nos 1 through 5, the CAB, the Regional Improvement Authority, Rangeview, or any other metropolitan district, the board of which is controlled by Seller (collectively, the “Seller-Controlled Districts”): (i) any mill levies for debt service, which in the aggregate exceed 56.000 mills, as the same may be adjusted as set forth below (the “Debt Mill Levy Cap”); (ii) any mill levies for operations and maintenance, which in the aggregate exceed 15.000 mills, as the same may be adjusted as set forth below (the “O&M Cap”); and (iii) any other costs, expenses, fees, taxes, exactions or other amounts imposed by the Seller-Controlled Districts, except those fees set forth on the Lot Development Fee Schedule or otherwise contemplated by this Contract (including any water and sewer tap fees payable to Rangeview), any increases in the fees charged by Rangeview which are Purchaser’s obligation under Section 16(a), and those fees charged by Rangeview as set forth on Rangeview’s current rate schedule (the “Fee Cap”). Notwithstanding the foregoing, the Debt Mill Levy Cap, the O&M Cap, and the Fee Cap, shall not apply to, and Purchaser, its successors and assigns, shall remain obligated for, payment of the Regional Improvement Mill Levy as set forth in Section 4(d)(ii). If during the period Purchaser owns any of the Lots and Seller’s representatives hold a majority of seats on the District Board (or the boards of such other Seller-Controlled Districts), the Debt Mill Levy Cap or the O&M Cap on any Lot is exceeded (as the same may be adjusted as herein provided) or if the Fee Cap is exceeded, Seller shall promptly, upon written notice from Purchaser thereof, pay such excess amounts (or if Purchaser has previously paid such excess amounts, reimburse Purchaser for such excess amounts). Notwithstanding the foregoing, the Debt Mill Levy Cap may be increased or decreased to reflect any legislation or constitutional amendment implementing changes in the ratio of actual valuation to assessed valuation for residential real property from 7.15% (an “Assessment Adjustment”). For purposes of the foregoing, a change in the ratio of actual valuation to assessed valuation shall be deemed to be an Assessment Adjustment.

(e)          Fees.

(i)        Seller shall pay any and all of the following to the extent imposed by any Authority in connection with the Property conveyed to Purchaser: (i) any parks and recreation fees (including park dedication requirements and/or cash-in-lieu payments related to the Property as part of the platting thereof); (ii) drainage fees; (iii) fees for payment-in-lieu of school land dedications; and (iv) all other fees payable to the County at or prior to recordation of the Final Plat whether such fees are payable before or after recording, other than those fees that are expressly the obligation of Purchaser in this Contract.

(ii)         Purchaser shall pay all costs and fees that may be imposed by any Authority relating to the construction, use or occupancy of the Homes to be constructed on the Lots and any ongoing or periodic maintenance and operations fees and charges levied or otherwise imposed on Lot owned by Purchaser by any Authority, including without limitation, those fees set forth in the Lot Development Fee Schedule attached hereto as Exhibit G; provided, however, that the fees set forth on Exhibit G are reflective only of the assessments as of the Effective Date hereof and are subject to periodic increases as determined by the assessing Authority. Without limiting the foregoing, and except for the fees to be paid by Seller pursuant to Section 16(e)(i) above, Purchaser shall pay any and all of the following to the extent imposed in connection with the Property conveyed to Purchaser: (i) system development fees; (iii) any infrastructure (facility) fee, including, without limitation, any transportation/road fee, which may be imposed either by the County, the District or other Authority; (iv) any impact fees and payment-in-lieu of land dedication fees imposed for roads or other facilities that are payable at issuance of a building permit for a Home constructed on a Lot; and (v) any excise fees.

(iii)       As of the Effective Date, the District does not levy a system development fee (“SDF”) against property within the District. If the District at any time before a Closing adopts a SDF, then, subject to Section 16(d) above and this Section 16(e), at such Closing (and subsequent Closings) the Purchaser shall pay the District’s SDF applicable to the Lots. In order to offset Purchaser’s payment of the District’s SDF for a Lot at a Closing, Purchaser shall receive a credit against the Purchase Price paid by Purchaser for such Lot at such Closing equal to the amount of the District’s SDF paid by Purchaser for the Lot.

(iv)        The covenants set forth in this Section 16 shall survive each respective Closing and shall represent a continuing obligation until the complete satisfaction or payment thereof.

17.       Homeowners’ Association. Certain alleys, walkways, landscape tracts, and other private improvements will serve the Property and may also serve lots acquired by other builders within Phase B. In order to address the maintenance obligations related to such private improvements, Seller shall establish a homeowners’ association that will own and/or maintain such private improvements (the “Homeowners’ Association”) and cause the Lots to be annexed into such Homeowners’ Association at Closing hereunder. The Property is subject to a declaration with respect to the maintenance of those private improvements (the “Maintenance Declaration”), the form of which is attached hereto as Exhibit I and incorporated herein by this reference. The Maintenance Declaration shall be recorded in the Records at or before the First Closing and shall constitute a Permitted Exception hereunder. Builder acknowledges that the Maintenance Declaration will not provide for, and the Homeowners Association will not perform, any maintenance of dwelling units or any lots that are acquired by builders, except that the Maintenance Declaration will provide for the maintenance by the Homeowners Association of front yard turf on lots that are developed for townhome product unless the annexation document that adds and includes such townhome lots into the Maintenance Declaration provides otherwise. To the extent any builder desires to provide exterior maintenance services for any townhome dwelling unit, such builder must form its own owners association for the townhome project.

18.         Reimbursements and Credits. Purchaser shall have no right to any reimbursements and/or cost-sharing agreements pursuant to any agreements entered into between Seller or any of Seller’s affiliates and third parties which may or may not affect the Property. In addition, Purchaser acknowledges that Seller, its affiliates, the District, or other metropolitan district, has installed or may install certain infrastructure improvements (“Infrastructure Improvements”) the Interchange Upgrades, and/or donate, dedicate and/or convey certain rights, improvements and/or real property (“Dedications”) to the County or other Authority which benefit all or any part of the Property, together with adjacent properties, and which entitle Seller or its affiliates and/or the Property or any part thereof to certain reimbursements by the County or other Authority or credits by the County or other Authority for park fees, open space fees, school impact fees, capital expansion fees and other governmental fees which would otherwise be required to be paid to the County or other governmental or quasi-governmental entity by the owner of the Property or any part thereof from time to time (“Governmental Fees”). In the event Purchaser is entitled to a credit or waiver of Governmental Fees by the County and/or any other Authority as a result of the Infrastructure Improvements, the Interchange Upgrades, and/or any Dedications, then, in such event, Purchaser shall pay to or reimburse Seller and/or its designated affiliates in an amount equal to such credited or waived Governmental Fees at the same time that the Governmental Fees would otherwise be payable by Purchaser or its assignees to the County or other Authority but for the construction of the Infrastructure Improvements, the Interchange Upgrades, and/or any Dedications by Seller, its affiliates, the District, or other Authority. In addition, Purchaser acknowledges that Seller or its affiliate(s) may have negotiated or may negotiate with the County or other Authority for reimbursements to Seller or its affiliates. Purchaser acknowledges that certain Governmental Fees which may be paid by Purchaser to the County or other Authority may be reimbursed to Seller and/or its affiliates pursuant to the terms of said agreement. The obligations and covenants set forth in this Section 18 shall survive the Closing of the purchase and sale of the Property and shall represent a continuing obligation of Purchaser until complete satisfaction thereof. Purchaser shall be released from the obligations in this Section 18 to the extent such obligations are assumed in writing by a subsequent owner of all or a portion of the Property and a copy of such written assumption is furnished to Seller. Each special warranty deed conveying the applicable portion of the Property at each Closing shall contain the foregoing reimbursement covenant, which reimbursement covenant shall expressly state that it automatically terminates as to any Lot upon issuance of a certificate of occupancy for a home constructed on the Lot and conveyance of the Lot to a homebuyer.

19.          Name and Logo. The name and logo of “Sky Ranch” are wholly owned by Seller. Purchaser agrees that it shall not use or allow the use of the name “Sky Ranch” or any logo, symbol or other words or phrases which are names or trademarks used or registered by Seller or any of its affiliates in any manner to name, designate, advertise, sell or develop the Property or in connection with the operation or business located or to be located upon the Property without the prior written consent of Seller, which consent may be withheld for any reason. Any consent to the use of such names or logos may be conditioned upon Purchaser entering into a license agreement with Seller, as applicable, at no additional cost to Purchaser. Notwithstanding the foregoing, however, Purchaser shall have a non-exclusive, royalty-free license for so long as Purchaser is building and selling homes in the Development, without the need for any further consent or approval by Seller, to use the name and logo of “Sky Ranch” in connection with the use, marketing, sales, development and operation of the Property, provided that Purchaser shall comply with any requirements uniformly applicable to all homebuilders in Sky Ranch that Seller promulgates with respect to such usage.

20.          Renderings. All renderings, plans or drawings of the Property or the Development locating landscaping, trees and any improvements are artists’ conceptions only and may not accurately reflect their actual location. Purchaser waives any claims based upon any inaccuracy in the location of such items as depicted on the renderings, plans or drawings.

21.       Communications Improvements. Seller may, but is not obligated to, enter into an agreement with a service provider for the development and installation of Communication Improvements in all or any portion of the Development. “Communications Improvements” means any equipment, property and facilities, if used or useful in connection with the delivery, deployment, provision or modification of (a) broadband Internet access service; (b) monitoring service, for the benefit of governmental entities, quasi-governmental entities, or utilities, regarding the usage of electricity, gas, water and other resources; (c) video programming or content, including Internet protocol television (a/k/a “IPTV”) service; (d) voice over Internet protocol (a/k/a “VoIP”) service; (e) telecommunications services, including voice; (f) any other service or services delivered by means of the Internet or otherwise delivered by means of digital signals; and (g) any other service or services based on technology that is similar to or is a technological extension of any of the foregoing (“Service”). Communications Improvements do not include any equipment, facilities or property located or in the home of a person who receives services from the service provider, such as, but not limited to routers, wireless access points, in-house wiring, set-top boxes, game consoles, gateways and other equipment under the control of the owner or occupant of the home. Seller may grant to such service provider one or more permanent, non-exclusive, perpetual, assignable and recordable easements (collectively referred to as the “Easement”) to access and use the Property and other property within the Development, as necessary, appropriate or desirable, to lay, install, construct, reconstruct, modify, operate, maintain, repair, enhance, upgrade, regulate, remove, replace and otherwise use the Communications Improvements. So long as any such Easement does not materially interfere with Purchaser’s ability to construct its intended Homes on the Lots, Purchaser shall not object to and shall cooperate with Seller in connection with the installation and operation of the Communications Improvements.

22.        Soil Hauling. Purchaser shall be responsible for either relocating from the Property all surplus soil generated during Purchaser’s construction of structures on the Property or to import any necessary fill required to complete Purchaser’s Overex activities or other construction activities. At the option of Seller, in its sole discretion, the surplus soil shall be transported at Purchaser’s expense, to a site designated by Seller within the Development; provided, that Seller has designated and made such a site available to Purchaser at the time Purchaser is ready to transport surplus soils, if any. If and to the extent that Seller establishes stock pile site within the Development, Seller may modify any such stock pile locations from time to time in Seller’s discretion (but Purchaser shall not have any obligation to relocate any soil Purchaser previously delivered to the prior designated stock pile site). At Seller’s request, Purchaser shall supply copies of any reports or field assessments identifying the material characteristics of the excess soil prior to accepting such soil for fill purposes. Notwithstanding the foregoing, in the event that Seller does not establish a stock pile site or elects not to accept any surplus soils from Purchaser, then Purchaser shall, at its sole expense, find a purchaser or taker or otherwise transport and dispose of such surplus soil upon such terms as it shall desire, but such surplus soil must still be removed from the Property and may not be stockpiled on the Property or within the Development after construction has been completed. At the option of Developer, in its sole discretion, if Builder needs to import any necessary fill that is required to complete Builder’s construction activities and Developer has fill dirt available on the Property, then Developer may make available to Builder, on terms and conditions determined by Developer, any such fill dirt for transport at Builder’s expense.

23.         Specially Designated Nationals and Blocked Persons List. Purchaser represents and warrants to Seller that Purchaser and all persons and entities owning (directly or indirectly) an ownership interest in Purchaser are currently in compliance with and shall at all times prior to the Closing of this transaction remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto. Seller represents and warrants to Purchaser that Seller and all persons and entities owning (directly or indirectly) an ownership interest in Seller are currently in compliance with and shall at all times prior to the Closing of this transaction remain in compliance with the regulations of the OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

24.         Assignment.

(a)          Seller’s Assignment. Seller may assign its rights and obligations in whole or in part under this Contract without the consent of Purchaser.

(b)         Purchaser’s Assignment. The obligations of the Purchaser under this Contract are personal in nature, and neither this Contract nor any rights, interests, or obligations of Purchaser under this Contract may be transferred or assigned without the prior written consent of Seller, except that Purchaser may assign its rights or obligations under this Contract, without the prior written consent of Seller, to (i) any affiliate of Purchaser, (ii) any third-party from which Purchaser has a contractual right to acquire the Lots pursuant to an option agreement or similar arrangement with such third-party, and (iii) any entity that will act as a land bank for the benefit of Purchaser, pursuant to a written “land-banking” agreement that provides that such assignee will sell the subject Lots only to Purchaser or an affiliate of Purchaser, and further, that Purchaser shall not be released from any obligations hereunder.

25.         Survival. All covenants and agreements of either party which are intended to be performed in whole or in part after any Closing or termination of this Contract, and all representations, warranties and indemnities by either party to the other under this Contract shall survive such Closing or termination of this Contract and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Seller’s Representations pursuant to this Contract shall survive each respective Closing for a period of six (6) months, and any action by Purchaser based on a breach of any of such Seller’s Representations must be brought within such six (6) month period.

26.         Condemnation. If a condemnation action is filed or either party receives written notice from any competent condemning authority of intent to condemn which directly affects any Lot or Lots which Purchaser has a right to purchase, either party may at its sole discretion by written notice to the other party within ten (10) days following receipt of such condemnation notice terminate this Contract as to the Lots subject to the condemnation action and receive a refund of a prorata portion of the Deposit with respect to those Lots only, and the parties shall have no further rights or obligations with respect to those Lots. If the right to terminate is not exercised by either party, this Contract shall remain in full force and effect with respect to the Lot in question and upon exercise of the right to purchase the Lot, the Closing shall proceed in accordance with the terms of this Contract. Any condemnation award shall be paid to the party who is the owner of the affected Lot at the time the award is determined by the condemning authority.

27.        Brokers. Each Party does hereby represent that it has not engaged any broker, finder, or real estate agent in connection with the transactions contemplated by this Contract. Each party agrees to and does hereby indemnify and hold the other harmless from any and all fees, brokerage and other commissions or costs (including reasonable attorneys’ fees), liabilities, losses, damages or claims which may result from any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of either of them respectively in connection with the purchase of the Lots by Purchaser.

28.        Default and Remedies. Time is of the essence hereof. If any amount received as a Deposit hereunder or any other payment due hereunder is not paid by Purchaser, honored or tendered when due and payable, or if each Closing is not consummated as required in accordance with Section 8 above, or if any other covenant, agreement, obligation or condition hereunder is not performed or waived as herein provided within five (5) days (or such longer period as required under this Contract) after the party failing to perform the same has received written notice of such failure, there shall be the following remedies:

(a)         Purchaser’s Default. If Purchaser is in default under this Contract, Seller may terminate this Contract, in which event the unapplied Deposit shall be forfeited and retained on behalf of Seller, and both parties shall, except as otherwise provided herein, thereafter be released from all obligations hereunder. It is agreed that, except as otherwise provided in this subpart (a) and in subparts (c) and (d) below and except with respect to the indemnification by Purchaser in Sections 10, 12 and 27 above, such payments and things of value are LIQUIDATED DAMAGES and are SELLER’S SOLE AND ONLY REMEDY for Purchaser’s failure to perform the obligations of this Contract prior to the Closing. Except as otherwise provided in this Contract, Seller expressly waives the remedies of specific performance and additional damages with respect to a default by Purchaser. Notwithstanding the foregoing or any other contrary provision of this Contract, any and all provisions of this Contract pursuant to which Purchaser agrees to indemnify, hold harmless and defend Seller from and against any losses, costs, claims, causes of action or liabilities of any kind or nature, or pursuant to which Purchaser waives any rights or claims that it may have against Seller, shall survive any termination of this Contract, and shall be and remain fully enforceable against Purchaser in accordance with the terms of this Contract and applicable laws; provided that such losses, costs, claims, causes of action and liabilities shall not include exemplary, punitive, special, indirect, consequential or lost profits damages.

(b)        Seller’s Default. If Seller is in default under this Contract, Purchaser may elect AS ITS SOLE AND EXCLUSIVE REMEDY either: (i) to treat this Contract as canceled either, as determined in Purchaser’s sole discretion, in its entirety or with respect only to the Takedowns to which the default corresponds, if applicable, in which case the Deposit (or such applicable portion of the Deposit corresponding to the Takedowns to which the default corresponds if less than the entire Contract is being terminated) shall be returned to Purchaser, and Purchaser shall have the right to recover, as damages, all out-of-pocket expenses incurred by it in negotiating this Contract and in inspecting, analyzing or otherwise performing its rights and obligations pursuant to this Contract, in an amount not to exceed (A) Fifty Thousand Dollars ($50,000) if such termination occurs prior to the First Closing, or (B) Two Hundred Thousand Dollars ($200,000) if such termination occurs at any time thereafter; or (ii) Purchaser may elect to treat this Contract as being in full force and effect and Purchaser shall have a right to specific performance, provided that any such action for specific performance must be commenced within sixty (60) days after the expiration of the applicable notice and cure period provided herein. In the event that Purchaser opts to timely pursue specific performance (in accordance with clause (ii) above), and specific performance is not available, then Purchaser may pursue the remedy set forth in clause (i) above; provided, however, that if Seller has entered into, or within one hundred fifty (150) days after the date of Seller’s default enters into, a substitute contract for sale of the Lots at a higher sale price, Purchaser’s right to recover its out-of-pocket expenses shall not be subject to the caps set forth in (A) or (B) above. Seller shall not be liable for and Purchaser shall not be entitled to recover exemplary, punitive, special, indirect, consequential, lost profits or any other damages (except for recovery of out-of-pocket expenses as set forth in clause (i) above).

(c)          Indemnity. Notwithstanding any contrary provision of this Contract, any and all provisions of this Contract pursuant to which a party agrees to indemnify, hold harmless and defend the other party from and against any losses, costs, claims, causes of action or liabilities of any kind or nature, or pursuant to which a party waives any rights or claims that it may have against the other party, shall survive any termination of this Contract, and shall be and remain fully enforceable against a party in accordance with the terms of this Contract and applicable laws.

(d)        Award of Costs and Fees. Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Contract related to an action for specific performance brought by either party as permitted in accordance with the terms of this Contract, the court shall award the substantially prevailing party all reasonable costs and expenses, including attorneys’ fees, incurred by the substantially prevailing party in the litigation or other proceedings.

(e)          Post-Closing Defaults. With respect to post-closing defaults, the parties agree that the non-defaulting party shall be entitled to exercise all remedies available at law or in equity, except that damages shall be limited to actual out-of-pocket costs and expenses incurred. The foregoing does not limit or control the remedies as are to be separately provided in the Lot Development Agreement.

29.         General Provisions. The parties hereto further agree as follows:

(a)         Time of the Essence. Time is of the essence under this Contract. In computing any period of time under this Contract, the date of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included unless it is a Saturday, Sunday, or federal legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or federal legal holiday.

(b)          Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of Colorado.

(c)         Severability. Should any provisions of this Contract or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Contract and the application thereof, other than those provisions which shall have been held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect and shall be enforceable to the fullest extent permitted at law or in equity.

(d)        Entire Contract. This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

(e)          Exhibits. All schedules, exhibits and addenda attached to this Contract and referred to herein shall for all purposes be deemed to be incorporated in this Contract by this reference and made a part hereof.

(f)         Further Acts. Each of the parties hereto covenants and agrees with the other, upon reasonable request from the other, from time to time, to execute and deliver such additional documents and instruments and to take such other actions as may be reasonably necessary to give effect to the provisions of this Contract.

(g)         Compliance. The performance by the parties of their respective obligations provided for in this Contract shall comply with all applicable laws and the rules and regulations of all governmental agencies, municipal, county, state and federal, having jurisdiction in the premises.

(h)          Amendment. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written agreement executed by both parties.

(i)          Authority. Each of the parties hereto represents to the other that each such party has full power and authority to execute, deliver and, subject to Purchaser obtaining CIC approval, perform this Contract, that the individuals executing this Contract on behalf of said party are fully empowered and authorized to do so, that this Contract constitutes a valid and legally binding obligation of such party enforceable against such party in accordance with its terms, that such execution, delivery and performance will not contravene any legal or contractual restriction binding upon such party or any of its assets and that there is no legal action, proceeding or investigation of any kind now pending or to the knowledge of each such party threatened against or affecting such party or affecting the execution, delivery or performance of this Contract. Each of the parties hereto represents to the other that each such party is a duly organized, legal entity and is validly existing in good standing under the laws of the jurisdiction of its formation.

(j)          Notices. All notices, statements, demands, requirements, or other communications and documents (collectively, “Communications”) required or permitted to be given, served, or delivered by or to either party or any intended recipient under this Contract shall be in writing and shall be deemed to have been duly given (i) on the date and at the time of delivery if delivered personally to the party to whom notice is given at the address specified below; or (ii) on the date and at the time of delivery or refusal of acceptance of delivery if delivered or attempted to be delivered by an overnight courier service to the party to whom notice is given at the address specified below; or (iii) on the date of delivery or attempted delivery shown on the return receipt if mailed to the party to whom notice is to be given by first-class mail, sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed as specified below; or (iv) on the date and at the time shown on the facsimile or electronic mail message if telecopied or sent electronically to the number or address specified below:

To Seller:	PCY Holdings, LLC Attn: Mark Harding 34501 E. Quincy Ave. Bldg. 34, Box 10 Watkins, Colorado 80137 Telephone: (303) 292-3456 Facsimile: (303) 292-3475 Email: mharding@purecyclewater.com

With a copy to:	Fox Rothschild LLP 1225 17th Street, Suite 2200 Denver, CO 80202 Attn: Rick Rubin, Esq. Telephone: (303) 292-1200 Email: rrubin@foxrothschild.com

To Purchaser:	Lennar Colorado, LLC Attn: John Cheney 9193 Jamaica Street, 4th Floor Englewood, Colorado 80112 Email: john.cheney@lennar.com

With a copy to:	Lennar Colorado, LLC Attn: Shane Orr 9193 Jamaica Street, 4th Floor Englewood, Colorado 80112 Email: shane.orr@lennar.com

If to Title Company	Land Title Guarantee Company Attn: Derek Greenhouse 3033 E. 1st Ave. #600 Denver, Colorado 80206 Direct: (303) 331-6239 Email: dgreenhouse@ltgc.com

(k)          Place of Business. This Contract arises out of the transaction of business in the State of Colorado by the parties hereto.

(l)          Counterparts; Facsimile Signature. This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one (1) and the same instrument, and either of the parties hereto may execute this Contract by signing any such counterpart. This Contract may be executed and delivered by facsimile or by electronic mail in portable document format (.pdf) or similar means and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

(m)          Captions; Interpretation. The section captions and headings used in this Contract are inserted herein for convenience of reference only and shall not be deemed to define, limit or construe the provisions hereof. Purchaser and Seller acknowledge that each is a sophisticated builder or developer, as applicable, and that each has had an opportunity to review, comment upon and negotiate the provisions of this Contract, and thus the provisions of this Contract shall not be construed more favorably or strictly for or against either party. Purchaser and Seller each acknowledges having been advised, and having had the opportunity, to consult legal counsel in connection with this Contract and the transactions contemplated by this Contract.

(n)         Number and Gender. When necessary for proper construction hereof, the singular of any word used herein shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders.

(o)          Waiver. Any one (1) or more waivers of any covenant or condition by a party hereto shall not be construed as a waiver of a subsequent breach of the same covenant or condition nor a consent to or approval of any act requiring consent to or approval of any subsequent similar act.

(p)          Binding Effect. Subject to the restrictions on assignment contained herein, this Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(q)        Recordation. Purchaser shall not cause or allow this Contract or any memorandum or other evidence thereof to be recorded in the County Records or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion. If Purchaser records this Contract, then Purchaser shall be in default of its obligations under this Contract.

(r)          No Beneficiaries. No third parties are intended to benefit by the covenants, agreements, representations, warranties or any other terms or conditions of this Contract.

(s)          Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of single-family lots. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

(t)          Interstate Land Sales Full Disclosure Act and Colorado Subdivision Developers Act Exemptions. It is acknowledged and agreed by the parties that the sale of the Property will be exempt from the provisions of the federal Interstate Land Sales Full Disclosure Act under the exemption applicable to sale or lease of property to any person who acquires such property for the purpose of engaging in the business of constructing residential, commercial or industrial buildings or for the purpose of resale of such property to persons engaged in such business. Purchaser hereby represents and warrants to Seller that it is acquiring the Property for such purposes. It is further acknowledged by the parties that the sale of the Property will be exempt under the provisions of the Colorado Subdivision Developers Act under the exemption applicable to transfers between developers. Purchaser represents and warrants to Seller that Purchaser is acquiring the Property for the purpose of participating as the owner of the Property in the development, promotion and sale of the Property and portions thereof.

(u)         Special Taxing District Disclosure. In accordance with the provisions of C.R.S. §38-35.7-101(1), Seller provides the following disclosure to Purchaser: SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

(v)          Common Interest Community Disclosure. In accordance with the provisions of C.R.S. §38-35.7-102(1), Seller provides the following disclosure to Purchaser: IF SELLER ELECTS TO FORM A HOMEOWNERS ASSOCIATION UNDER THE MASTER COVENANTS FOR THE DEVELOPMENT, THEN THE PROPERTY IS, OR WILL BE PRIOR TO EACH RESPECTIVE CLOSING, LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS, OR WILL BE PRIOR TO SUCH CLOSING, SUBJECT TO THE DECLARATION FOR SUCH COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNER’S ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.

(w)         Source of Water Disclosure. In accordance with the provisions of C.R.S. §38-35.7-104, Seller provides the following disclosure to Purchaser:

THE SOURCE OF POTABLE WATER FOR THIS REAL ESTATE IS:

A WATER PROVIDER, WHICH CAN BE CONTACTED AS FOLLOWS:

NAME:	Rangeview Metropolitan District
ADDRESS:	c/o Special District Management Services, Inc.
141 Union Blvd., Suite 150
Lakewood, Colorado 80228
WEB SITE:	www.rangviewmetro.org
TELEPHONE:	303-987-0835

SOME WATER PROVIDERS RELY, TO VARYING DEGREES, ON NONRENEWABLE GROUND WATER. YOU MAY WISH TO CONTACT YOUR PROVIDER TO DETERMINE THE LONG-TERM SUFFICIENCY OF THE PROVIDER’S WATER SUPPLIES.

(x)          STORM WATER POLLUTION PREVENTION PLAN. Seller has previously filed a Notice of Intent (“NOI”) and/or prepared a Stormwater Pollution Prevention Plan (“SWPPP”) to satisfy its stormwater obligations arising from Seller’s work on the Property. Seller covenants that prior to each Closing Date and until Closing of the Lots, Seller and/or its contractor shall comply with the SWPPP with respect to Seller’s work on the Property, and shall comply with all local, state, and federal environmental obligations (including stormwater) associated with Seller’s development work on the Property. Seller shall indemnify and hold Purchaser harmless from all claims and causes of action arising from breach of the foregoing covenants of Seller to the extent there is an uncured notice of violation issued with respect to any Lot prior to conveyance of such Lot to Purchaser. From and after conveyance of Lots, and until such time as such Lots are subject to Purchaser’s SWPPP (as hereafter defined), Purchaser shall be solely responsible for complying with the SWPPP, installing and maintaining all required best management practices (“BMPs”), and conducting and documenting all required inspections. Purchaser shall also comply with all local, state, and federal environmental obligations (including stormwater) associated with its ownership of, development of, and construction on the Lots conveyed to Purchaser by Seller. Such obligations include, without limitation, (i) complying with the SWPPP or the Purchaser’s SWPPP, as applicable, (ii) installing and maintaining all required BMPs associated with Purchaser’s ownership of, development of, and construction on, the Lots (including without limitation silt fences), and (iii) conducting and documenting all required inspections. Purchaser covenants and Seller acknowledges that, with respect to Lots acquired by Purchaser, Purchaser shall, within ten (10) days after conveyance of such Lots, at its sole cost and expense (subject to Seller’s prior written approval) submit its own notice of intent for a new stormwater pollution prevention plan (the “Purchaser’s SWPPP”). Subsequent to the applicable Closing Date, Purchaser shall comply with the Purchaser’s SWPPP with respect to all of the Lots then owned by Purchaser, and shall comply with all local, state, and federal environmental obligations (including stormwater) associated with its ownership of, development of, or construction on, all such Lots. Purchaser shall indemnify and hold Seller harmless from all third party claims and causes of action solely arising from breach of the foregoing covenants of Purchaser. Notwithstanding anything to the contrary, Seller is only responsible for complying with the SWPPP to the extent required to complete Seller’s development work on the Property, including, without limitation, complying with all local, state, and federal environmental obligations with respect to the installation and maintenance of Seller’s required best management practices,and is otherwise not obligated to install any other stormwater management facilities on the Lots, as shown in the CDs, including without limitation, any SWPPP work to be conducted by Purchaser, its successors and assigns.

(y)        Oil, Gas, Water and Mineral Disclosure. THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE, AND TRANSFER OF THE SURFACE ESTATE MAY NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL ESTATE OR WATER RIGHTS.

THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE SURFACE OF THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE SURFACE OF THE PROPERTY TO ACCESS THE MINERAL ESTATE, OIL, GAS OR WATER.

SURFACE USE AGREEMENT. THE USE OF THE SURFACE ESTATE OF THE PROPERTY TO ACCESS THE OIL, GAS OR MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER.

OIL AND GAS ACTIVITY. OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS, AND GAS GATHERING AND PROCESSING FACILITIES.

ADDITIONAL INFORMATION. PURCHASER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.

(z)          Property Tax Disclosure Summary. PURCHASER SHOULD NOT RELY ON SELLER’S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT PURCHASER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE IN OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF PURCHASER HAS ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER’S OFFICE FOR INFORMATION.

(aa) Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE PROVISIONS OF THIS CONTRACT.

(bb) Confidentiality. Purchaser and Seller agree that, prior to each respective Closing, and thereafter if such Closing does not occur, all information relating to the Property that is the subject of such Closing, any reports, studies, data and summaries developed by Purchaser, and any information relating to the business of either party (together, the “Confidential Information”) shall be kept confidential as provided in this Section. Without the prior written consent of the other party, prior to the applicable Closing, the Confidential Information shall not be disclosed by Purchaser, Seller or their Representatives (as hereinafter defined) in any manner whatsoever, in whole or in part, except (1) to their Representatives who need to know the Confidential Information for the purpose of evaluating the Property and who are informed by Seller or Purchaser as applicable of the confidential nature thereof; (2) as may be necessary for Seller, Purchaser or their Representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements (including, without limitation, any applicable reporting requirements for publicly traded companies); to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Seller, Purchaser or their Representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Seller, Purchaser or their affiliates; and (3) to lenders and investors for the transaction. As used herein, “Representatives” shall mean: Seller’s and Purchaser’s managers, members, directors, officers, employees, affiliates, investors, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, lenders, investors and financial advisors. Seller, at its election, may issue an oral or written press release or public disclosure of the existence or the terms of this Contract without the consent of the Purchaser. “Confidential Information” shall not be deemed to include any information or document which (I) is or becomes generally available to the public other than as a result of a disclosure by Seller, Purchaser or their Representatives in violation of this Contract, (II) becomes available from a source other than Seller, Purchaser or any affiliates of Seller or Purchaser or their agents or Representatives, or (III) is developed by Seller or Purchaser or their Representatives without reliance upon and independently of otherwise Confidential Information. In addition to any other remedies available to a party for breach of this Section, the non-breaching party shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the breaching party or its Representatives, in order to enforce the provisions of this Section. The provisions of this Section shall survive the termination of this Contract, or the applicable Closing, for one (1) year.

(cc)          Survival. Obligations to be performed subsequent to a Closing shall survive each Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Contract effective as of the day and year first above written.

SELLER:

PCY HOLDINGS, LLC,
a Colorado limited liability company

By:	Pure Cycle Corporation,
a Colorado corporation,
its sole member

By:	/s/ Mark Harding
Name:	Mark Harding
Its:	President
Date:	2-18-21

PURCHASER:

LENNAR COLORADO, LLC,
a Colorado 1ited liability company

By:	/s/ John Cheney
Name:	John Cheney
Title:	Vice President
Date:	2/18/21

LIST OF EXHIBITS

EXHIBIT A:	CONCEPTUAL DEVELOPMENT PLAN AND LOTTING DIAGRAM

EXHIBIT B:	RESERVATIONS AND COVENANTS

EXHIBIT C:	FINISHED LOT IMPROVEMENTS

EXHIBIT D:	FORM OF GENERAL ASSIGNMENT

EXHIBIT E:	FORM OF LOT DEVELOPMENT AGREEMENT

EXHIBIT F:	FORM OF TAP PURCHASE AGREEMENT

EXHIBIT G:	LOT DEVELOPMENT FEE SCHEDULE (CURRENT AS OF EFFECTIVE DATE)

EXHIBIT H:	FORM OF BUILDER DESIGNATION

EXHIBIT I:	FORM OF MAINTENANCE DECLARATION

EXHIBIT A

CONCEPTUAL DEVELOPMENT PLAN AND LOTTING DIAGRAM

A-1

EXHIBIT B

RESERVATIONS AND COVENANTS

Reservation of Easements. For a period of twenty-five (25) years following the date hereof, Seller (referred to in this paragraph as “Grantor”) expressly reserves unto itself, its successors and assigns, easements for construction of utilities and other facilities to support the development of the properties commonly known as “Sky Ranch,” including but not limited to sanitary sewer, water lines, electric, cable, broad-band and telephone transmission, storm drainage and construction access easements across the Property allowing Grantor or its assignees the right to install and maintain sanitary sewer, water lines, cable television, broad-band, electric, and telephone utilities on the Property and on its adjacent property, and further, to accommodate storm drainage from its adjacent property. Such easements shall (i) allow installation of such customary and reasonable above-grade appurtenances which do not materially interfere with Grantee’s use of any Lot, (ii) require the restoration of any surface damage or disturbance caused by the exercise of such easements, (iii) not be located within the building envelope of any Lot, and (iv) not materially detract from the value, use or enjoyment of (A) the Lots affected or the remaining portion of the Property on which such easements are to be located, or (B) any adjoining property of Grantee, and shall not require any reduction in allowed density for the Property or reconfiguration of planned lots or the building envelope on a Lot. If possible, such easements shall be located within the boundaries of existing easement areas. Grantor, at its sole expense, shall immediately restore the land and improvements thereon to their prior condition to the extent of any damage incurred due to Grantor’s utilization of the easements herein reserved.

Reservation of Minerals and Mineral Rights. To the extent owned by Grantor, Grantor herein expressly excepts and reserves unto itself, its successors and assigns, all right, title and interest in and to all minerals and mineral rights, including bonuses, rents, royalties, royalty interests and other benefits that may be payable as a result of any oil, gas, gravel, minerals or mineral rights on, in, under or that may be produced from the Property, including, but not limited to, all gravel, sand, oil, gas and other liquid hydrocarbon substances, casinghead gas, coal, carbon dioxide, helium, geothermal resources, and all other naturally occurring elements, compounds and substances, whether similar or dissimilar, organic or inorganic, metallic or non-metallic, in whatever form and whether occurring, found, extracted or removed in solid, liquid or gaseous state, or in combination, association or solution with other mineral or non-mineral substances, provided that Grantor expressly waives all rights to use or damage the surface of the Property to exercise the rights reserved in this paragraph and, without limiting such waiver, Grantor’s activities in extracting or otherwise dealing with the minerals and mineral rights shall not cause disturbance or subsidence of the surface of the Property or any improvements on the Property.

B-1

Reservation of Water and Water Rights. To the extent owned by Grantor, Grantor herein expressly excepts and reserves unto itself, its successors and assigns, all water and water rights, ditches and ditch rights, reservoirs and reservoir rights, streams and stream rights, water wells and well rights, whether tributary, non-tributary or not non-tributary, including, but not limited to, all right, title and interest under C.R.S. 37-90-137 on, underlying, appurtenant to or now or historically used on or in connection with the Property, whether appropriated, conditionally appropriated or unappropriated, and whether adjudicated or unadjudicated, including, without limitation, all State Engineer filings, well registration statements, well permits, decrees and pending water court applications, if any, and all water well equipment or other personalty or fixtures currently used for the supply, diversion, storage, treatment or distribution of water on or in connection with the Property, and all water and ditch stock relating thereto; provided that Grantor expressly waives all rights to use or damage the surface of the Property to exercise the rights reserved in this paragraph and, without limiting such waiver, Grantor’s activities in dealing with the water and water rights herein reserved shall not cause disturbance or subsidence of the surface of the Property or any improvements on the Property.

Reimbursements and Credits. Grantee shall have no right to any reimbursements and/or cost-sharing agreements pursuant to any agreements entered into between Grantor or any of Grantor’s affiliates and third parties which may or may not affect the Property. In addition, Grantee acknowledges that Grantor, its affiliates or one (1) or more metropolitan district(s) have installed or may install certain infrastructure improvements (“Infrastructure Improvements”) and/or donate, dedicate and/or convey certain rights, improvements and/or real property (“Dedications”) to Arapahoe County (“County”) or other governmental authority (“Authority”) which benefit all or any part of the Property, together with adjacent properties, and which entitle Grantor or its affiliates and/or the Property or any part thereof to certain reimbursements by the County or other Authority or credits by the County or other Authority for park fees, open space fees, school impact fees, capital expansion fees and other governmental fees which would otherwise be required to be paid to the County or other Authority by the owner of the Property or any part thereof from time to time (“Governmental Fees”). In the event Grantee is entitled to credit or waiver of Governmental Fees by the County and/or other Authority as a result of the Infrastructure Improvements and/or Dedications, Grantee shall not be required to pay to or reimburse Grantor and/or its designated affiliates for any amounts so credited or waived. In addition, Grantee acknowledges that Grantor or its affiliate(s) may have negotiated or may negotiate with the County or other Authority for reimbursements to Grantor or its affiliates. Grantee acknowledges that certain Governmental Fees which may be paid by Grantee to the County or other Authority may be reimbursed to Grantor and/or its affiliates pursuant to the terms of said agreement.

The obligations and covenants set forth herein shall be binding on Grantee, its successors and assigns, and any subsequent owners of the Property, except that homeowners shall have no obligation for any reimbursements provided herein. The obligation for reimbursements described herein shall automatically terminate (without the necessity of recording any document) with respect to any residential lot as of the date of conveyance of such residential lot, together with a residence constructed thereon, to a homebuyer. Any title insurance company may rely on the automatic termination language set forth above for the purpose of insuring title to a home.

B-2

EXHIBIT C

FINISHED LOT IMPROVEMENTS

1.          “Finished Lot Improvements” means the following improvements and standards on, to or with respect to the Lots or in public streets or tracts in the locations as required by all approving Authorities to obtain building permits for Home improvements for the Lots (and once the Home improvements are completed, a certificate of occupancy for the Lots), and substantially in accordance with the CDs (whether or not, for the avoidance of doubt, such improvements are included on the CDs):

(a)          The Lots shall meet the dimensional standards included in the Recitals;

(b)          overlot grading together with corner pins for each Lot installed in place, graded to match the specified Lot drainage template within the CDs (but not any Overex), and any retaining walls required by the CDs (excluding any retaining walls which are specific to any single Lot); notwithstanding the foregoing, there shall be no overlot grading condition occurring on any Lot where the rear property line is more than five percent (5%) higher or more than ten percent (10%) lower than the front property line of such Lot and there shall be an overlot grading hold-down on each Lot from front setback to rear setback at a depth of 12”;

(c)         water and sanitary sewer mains and other required installations in connection therewith identified in the CDs, valve boxes and meter pits, substantially in accordance with the CDs approved by the approving Authorities, together with appropriate markers;

(d)          storm sewer mains, inlets and other associated storm drainage improvements pertaining to the Lots in the public streets as shown on the CDs (“Storm Water Improvements”);

(e)         curb, gutter, asphalt, sidewalks, street striping, street signage, traffic signs, traffic signals (if any are required by the approving Authorities), and other street improvements, in the private and/or public streets as shown on the CDs; Seller will either have applied a final lift of asphalt or in Seller’s discretion posted sufficient financial guarantees as required by the County for the Lots to qualify for issuance of building permits in lieu of such final lift of asphalt; provided that Seller shall timely complete such final lift of asphalt so as not to delay issuance of certificates of occupancy for Homes constructed by Purchaser;

(f)          sanitary sewer service stubs if required by the Authorities, connected to the foregoing sanitary sewer mains, installed into each respective Lot (to a point beyond any utility easement), together with appropriate markers of the ends of such stubs, as shown on the CDs;

(g)          water service stubs connected to the foregoing water mains installed into each Lot (to a point beyond any utility easement), together with appropriate markers of the ends of such stubs, as shown on the CDs;

(h)        Lot fill in compliance with the geotechnical engineer’s recommendation, and with respect to any filled area or compacted area, provide from a Colorado licensed professional soils engineer a HUD Data Sheet 79G Certification (or equivalent) and a certification that the compaction and moisture content recommendations of the soils engineer were followed and that the grading of the respective Lots complies with the approved grading plans, with overlot grading completed in conformance with the approving Authorities approved grading plans within a +/- 0.2’ tolerance of the approved grading plans; however, the Finished Lot Improvements do not include any Overex as provided in Section 10(e) of this Contract;

(i)          all storm water management facilities as shown in the CDs (“Storm Water Management Facilities”); and

2.          Dry Utilities. Electricity, natural gas, and telephone service will be installed by local utility companies. The installations may not be completed at the time of a Closing, and are not part of the Finish Lot Improvements; provided, however, that: (i) with respect to electric distribution lines and street lights, Seller will have signed an agreement with the electric utility service provider and paid all costs and fees for the installation of electric distribution lines and facilities to serve the Lots, and all sleeves necessary for electric, gas, telephone and/or cable television service to the Lots will be installed; (ii) with respect to gas distribution lines, Seller will have signed an agreement with the gas utility service provider and paid all costs and fees for the installation of gas distribution lines and facilities to serve the Lots; and (iii) Seller will use good faith efforts to coordinate the activities of the utility service providers with development of the Property in an attempt to achieve installation of such utilities in a timely manner. Seller will take commercially reasonable efforts to assist Purchaser in coordinating with these utility companies to provide final electric, gas, telephone and cable television service to the residences on the Lots, however, Purchaser must activate such services through an end user contract. Purchaser acknowledges that in some cases the telephone and cable companies may not have pulled the main line through the conduit if no closings of residences have occurred. Notwithstanding the foregoing, if dry utilities have not been installed upon Substantial Completion of the Finished Lot Improvements, Seller shall be obligated to have contracted for same and paid all costs and fees payable for such installation. Unless Seller has contracted for such installation and paid such costs before the Effective Date, Seller will give Purchaser notice when such contracts have been entered and such costs paid. With respect to any Finished Lot Improvements that are required by the subdivision improvement agreement applicable to the Lots but which are not addressed as part of the Finished Lot Improvements, and any other improvements which are not required for the issuance of building permits but which are required by the Authorities so that dwellings and other improvements constructed by Purchaser on the Lots are eligible for the issuance of certificates of occupancy for homes, Seller shall complete such other improvements, to the extent required by the County, so as not to delay the issuance of certificates of occupancy for residences constructed by Purchaser on the Lots.

3.          Storm Water Improvements and Facilities. All Storm Water Improvements and Storm Water Management Facilities shall be constructed and installed in accordance with the applicable CDs and in a manner so as not to delay the issuance of certificates of occupancy for residences constructed by Purchaser on the Lots.

4.          Tree Lawns/Sidewalks. Notwithstanding anything in this Contract to the contrary, Seller shall have no obligation to construct, install, maintain or pay for the maintenance, construction and installation of (i) any landscaping or irrigation for such landscaping behind the curb on any Lot that is to be maintained by the owner of such lot (collectively, “Tree Lawns”), but Seller shall be responsible for constructing and installing the detached sidewalks and ramps (collectively, “Sidewalks”) that are located immediately adjacent to any Lot or on a tract as required by the approved CDs, County, or any other Authority and/or applicable laws as provided in this Contract. Purchaser shall be responsible for installing any other lead walks, pathways, and driveways and any other flatwork on the Lots. Purchaser shall install all Tree Lawns on or adjacent to the Lots in accordance with all applicable CDs, requirements, regulations, laws, development codes and building codes of all Authorities.

5.           Warranty.

(a)        Government Warranty Period. The Authorities require warranty periods (each a “Government Warranty Period”) after the final completion that is applicable to those Finished Lots Improvements that are dedicated to or owned, and accepted for maintenance by the Authorities (the “Public Improvements”). In the event defects in the Public Improvements to which a governmental warranty (each a “Governmental Warranty”) applies become apparent during the applicable Government Warranty Period, then Seller shall coordinate the repairs with the applicable Authorities and cause the service provider(s) who performed the work or supplied the materials in which the defect(s) appear to complete such repairs or, if such service providers fail to correct such defects, otherwise cause such defects to be repaired to the satisfaction of the Authorities. Any costs and expenses incurred pursuant to a Government Warranty in connection with any repairs or warranty work performed during the Government Warranty Period (including, but not limited to, any costs or expenses incurred to enforce any warranties against any service providers) shall be borne by Seller, unless such defect was caused by Purchaser or its contractors, subcontractors, employees, or agents, in which event Purchaser shall pay all such costs and expenses to the extent such defect was caused by Purchaser or its contractors, subcontractors, employees, or agents.

(b)         Non-Government Warranty Period. Seller warrants (“Non-Government Warranty”) to Purchaser that each Finished Lot Improvement, other than the Public Improvements, shall have been constructed in accordance with the CDs for one (1) year from the date of Substantial Completion of the Improvement (the “Non-Government Warranty Period”). If Purchaser delivers written notice to Seller of breach of the Non-Government Warranty during the Non-Government Warranty Period, then Seller shall coordinate the corrections with Purchaser and cause the service provider(s) who performed the work or supplied the materials in which the breach of Non-Government Warranty appears to complete such corrections or, if such service providers fail to make such corrections, otherwise cause such corrections to be made to the reasonable satisfaction of Purchaser. Any costs and expenses incurred in connection with a breach of the Non-Government Warranty shall be borne by Seller (including, but not limited to, any costs or expenses incurred to enforce any warranties against service providers), unless such breach was caused by Purchaser or its contractors, subcontractors, employees, or agents, in which event Purchaser shall pay all such costs and expenses to the extent the breach was caused by Purchaser or its contractors, subcontractors, employees, or agents.

(c)      EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER IN RELATION TO THE FINISHED LOT IMPROVEMENTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND EXPRESSLY DISCLAIMS ALL OF THE SAME AND SHALL HAVE NO OBLIGATION TO REPAIR OR CORRECT AND SHALL HAVE NO LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY DEFECT IN IMPROVEMENTS FOR WHICH NO CLAIM IS ASSERTED DURING THE APPLICABLE WARRANTY PERIOD. If and to the extent C.R.S. 13.20-806(7) applies with respect to any claim arising out of residential property, nothing in this Contract is intended to constitute a waiver of, or limitation on, the legal rights, remedies or damages provided by the Construction Defect Action Reform Act, C.R.S. 13-20-801 et seq., or provided by the Colorado Consumer Protection Act, Article 1 of Title 6, C.R.S., as described in the Construction Defect Action Reform Act, or on the ability to enforce such legal rights, remedies, or damages within the time provided by applicable statutes of limitation or repose.

EXHIBIT D

FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

Reference is hereby made to that certain Purchase and Sale Agreement dated as of__________  , 202 (the “Agreement”), pursuant to which PCY HOLDINGS, LLC, a Colorado limited liability company (“Seller”), has agreed to sell to LENNAR COLORADO, LLC, a Colorado limited liability company (“Purchaser”), the Property as described in the Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby assigns and transfers to Purchaser on a non-exclusive basis, Seller’s right, title and interest in the following as the same relate solely to the Property, and to the extent the same are assignable: (i) all subdivision agreements, development agreements, and entitlements; (ii) all plats, construction plans and specifications; (iii) all construction warranties; and (iv) all development rights benefiting the Property.

SELLER:

PCY HOLDINGS, LLC,
a Colorado limited liability company

By:	Pure Cycle Corporation,
a Colorado corporation,
its sole member

By:
Name:	Mark Harding
Its:	President

D-1

EXHIBIT E

FORM OF LOT DEVELOPMENT AGREEMENT

[to be agreed upon prior to the end of Due Diligence and attached hereto by an amendment to the Contract]

E-1

EXHIBIT F

FORM OF TAP PURCHASE AGREEMENT

[to be agreed upon prior to the end of Due Diligence and attached hereto by an amendment to the Contract]

F-1

EXHIBIT G

SKY RANCH LOT DEVELOPMENT FEE SCHEDULE
(CURRENT AS OF     /    /20    )

Fee Description	Timing	Contact Information
System Development Fees (Tap Fees)
(Issued to Rangeview Metropolitan District)

Water Tap Fee per unit[1,2]= $27,753 (for 1 SFE lot)
Wastewater Tap Fee per unit= $4,847 Meter Set Fee (3/4") per unit or irrigated area = $408.23
Service Line Inspection Fee per meter= $75.00

Irrigation tap fees for common areas are assessed at $3 per square foot of landscaped area

Tap fees increase by 2% per year

1To determine estimated water tap fees for detached residential products with yards, use the following link:
http://www.purecyclewater.com/business-developement/residential-tap-calculator/

[2]Attached residential products (paired, duplex, townhomes) will be assessed a water tap fee of $14,068 per unit for indoor water use only. Outdoor portions of the water tap fees are assessed at $3 per square foot of landscaped area for yard irrigation.

	Building Permit	Brent Brouilard 303-292-3456 bbrouillard@purecyclewater.com
Public Improvement Fee (Issued to Sky Ranch CAB) 2.75% of 50% of construction valuation per lot	Building Permit	Rick Dinkel 303-292-3475 rdinkel@purecyclewater.com

G-1

Fire Development Fee (Issued to Bennett-Watkins Fire) $1,500/lot	Building Permit	Life Safety Assistant/Fire Inspector Victoria Flamini 355 4th Street Bennett, CO 80102 303-644-3572
Operations & Maintenance Fee

$50/month per lot (prorated to $25 for builder owned lots)
(Issued to Sky Ranch CAB)

$50/month* HOA fee for special product types (e.g. alley-load, attached product w/ common landscaping)
*Fee amount to be determined based on final builder program
(Issued to Sky Ranch HOA)

$100 One-time turnover fee

	Substantial Completion of Lot	Rick Dinkel 303-292-3475 rdinkel@purecyclewater.com
Stormwater Management Co-Op (Issued to Pure Cycle) $500/lot	Takedown Closing	Robert McNeill 303-292-3475 rmcneill@purecyclewater.com
Marketing Co-Op (Issued to Pure Cycle) $1,00/lot	Takedown Closing	Robert McNeill 303-292-3475 rmcneill@purecyclewater.com
Public Improvement District – TBD

Additional mill levies for regional improvements such as I70 interchange, Schools, 1st Creek Bridges, Rec Center, etc. will be required

Objective is for Phase 2 total mill levies not to exceed Phase 1 total mill levies

Current total mill levy = 0.1856

	Building Permit	TBD

G-2

EXHIBIT H

FORM OF BUILDER DESIGNATION

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Attn:

DESIGNATION OF BUILDER

THIS DESIGNATION OF BUILDER (this “Designation”) is made and entered into this ____ day of ________ 20__ (the “Effective Date”), by and between PCY HOLDINGS, LLC, a Colorado limited liability company (“Developer”), whose address is 34501 E. Quincy Ave, Bldg. 34, Box 10, Watkins, CO 80137, and LENNAR COLORADO, LLC, a Colorado limited liability company (“Lennar”), whose legal address is 9781 S Meridian Blvd., Suite 120, Englewood, CO 80112.

RECITALS

A.          Developer is a Developer under the Covenants, Conditions and Restrictions for Sky Ranch, recorded in the real property records of Arapahoe County, Colorado (the “Records”) on August 10, 2018 at Reception No. D8079588 (the “Covenants”).

B.          On the Effective Date, Lennar has acquired from Developer a portion of the Property (as defined in the Covenants) that is subject to the Covenants, which portion is more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Builder Property”).

C.        Developer desires to designate Lennar as a Builder under the Covenants in conjunction with Lennar’s purchase of the Builder Property from Developer, as set forth herein.

DESIGNATION

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Developer and Lennar agree as follows:

1.           Recitals. The foregoing Recitals are incorporated herein by this reference.

2.          Defined Terms. Terms herein set in initial capital letters but not defined herein shall have the meanings given them in the Covenants.

3.           Designation of Builder. Developer hereby designates Lennar as a Builder under the Covenants with respect to, but only with respect to, the Builder Property. Lennar hereby accepts the foregoing Builder designation from Developer with an acknowledgment that Builder shall mean the party responsible for the vertical construction of Homes, onsite development work (including Overex), any landscaping, and any other improvements on the Lots, except for Developer’s Finished Lot Improvements.

4.          Miscellaneous. This Designation embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. The validity and effect of this Designation shall be determined in accordance with the laws of the State of Colorado, without reference to its conflicts of laws principles. This Designation may be modified only in writing signed by both parties. This Designation may be executed in any number of counterparts and each counterpart will, for all purposes, be deemed to be an original, and all counterparts will together constitute one instrument.

5.          Binding Effect. This Designation is binding upon and inures to the benefit of Developer and Lennar and their respective successors and assigns, and shall be recorded in the Records.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DEVELOPER:

PCY HOLDINGS, LLC,
a Colorado limited liability company

By:	Pure Cycle Corporation,
a Colorado corporation,
its sole member

By:
Name:	Mark Harding
Its:	President

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of________20 , by Mark Harding as President of Pure Cycle Corporation, a Colorado corporation, sole member of PCY HOLDINGS, LLC, a Colorado limited liability company.

Witness my hand and official seal.
My commission expires:

Notary Public

LENNAR:

LENNAR COLORADO, LLC,
a Colorado limited liability company

By:
Name:
Title:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of _______, 20__, by ___________________________________________ as _____________________ of Lennar Colorado, LLC, a Colorado limited liability company.

Witness my hand and official seal.
My commission expires:

Notary Public

EXHIBIT I

FORM OF MAINTENANCE DECLARATION

I-1